                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         Intelliquis International, Inc.


             (Exact Name of Registrant as Specified in its Charter)

     Nevada                   7372                          87-0630562

     (State or Other          (Primary Standard Industrial  (I.R.S. Employer
     Jurisdiction of          Classification Code)          Identification No.)
     Incorporation or
     Organization)

                         352 West 12300 South, Suite 300
                               Draper, Utah 84020
                                  801-990-2600
          (Address and Telephone Number of Principal Executive Offices)

                                 Mr. Bernard Yaw
                         352 West 12300 South, Suite 300
                               Draper, Utah 84020
                                  801-990-2600
      (Name, Address, and Telephone Number of Agent For Service of Process)
                           --------------------------
                        Copies of all communications to:


          Joseph Ehrenreich, Esq.         Law Offices of Michael Eisner
     Ehrenreich Eilenberg & Krause LLP        499 North Canon Drive
            11 East 44th Street              Beverly Hills, CA 90210
            New York, NY 10017           Attention: Michael Eisner, Esq.
              (212) 986-9700                      (310) 887-7035


                           --------------------------

Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c)

Under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

   -------------------------------------------------------------------------
                                    Proposed
   Title of Each                    Maximum     Proposed
   Class of                         Aggregate   Maximum          Amount of
   Securities to be  Amount to be   Price Per   Aggregate        Registration
   Registered        Registered     Unit        Offering Price)  Fee
   ---------------   -------------  ---------   ----------       ---------
   -------------------------------------------------------------------------
   Common Stock,
      par value
      $0.001 per     13,793,104
      share          Shares(1)      $0.64(2)    $8,827,586(2)
   -------------------------------------------------------------------------
   Common Stock,
      par value
      $0.001 per
      share          250,000(3)     $3.03(4)    $757,500(4)
   -------------------------------------------------------------------------
   Common Stock,
      par value
      $0.001 per
      share          150,000(5)     $3.03(4)    $454,000(4)
   -------------------------------------------------------------------------
       Total         14,193,104                 $10,039,086      $2,651
   -------------------------------------------------------------------------

   (1) The indicated shares may be sold, from time to time, by a selling security holder. These shares are comprised of: (1) up to 5,517,242 shares that may be issued upon conversion of 2,000 outstanding shares of our 6% Convertible Series A Preferred Stock ("Series A Preferred") and (2) up to 8,275,862 shares that may be issued upon conversion of an additional 3,000 shares of Series A Preferred that the selling security holder may hereafter purchase pursuant to the terms of a certain outstanding warrant (as described in this Registration Statement). The conversion price for our Series A Preferred is linked to the future market price of our common stock and, consequently, will fluctuate as the market price for our common stock changes. Thus, we cannot know at this time the actual number of shares that will be issued upon conversion of our Series A Preferred. The number of shares that we have registered represents two times the number of shares that would be issuable upon conversion, based on the conversion price in effect as of December 28, 1999. This is an arbitrary number that was determined by negotiation between us and the selling security holder and is not necessarily indicative of the actual number of shares that will be issued pursuant to the Series A Preferred. The actual number, which depends on the conversion price in effect at the time of conversion, may be significantly different than the number of shares that we have registered.

   (2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c)under the Securities Act of 1933 (the "Securities Act"), based upon the average of the closing bid and asked prices for our common stock on December 31, 1999, as reported by the OTC Bulletin Board.

   (3) The indicated shares may be sold, from time to time, by a selling security holder. These shares are comprised of: (1) up to 100,000 shares that may be issued upon exercise of outstanding warrants and
            (2) up to 150,000 shares that may be issued upon exercise of additional warrants that the selling security holder may hereafter acquire pursuant to the terms of a certain outstanding warrant (as described in this Registration Statement).

   (4) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g), based upon the exercise price provided for in the warrants pursuant to which the indicated shares may be acquired. Such exercise price was higher than the price determined in accordance with Rule 457(c).

   (5) The indicated shares may be sold, from time to time, by a selling security holder. These shares are comprised of: (1) up to 60,000 shares that may be issued upon exercise of outstanding warrants and
            (2) up to 90,000 shares that may be issued upon exercise of additional warrants that the selling security holder may hereafter acquire under certain circumstances pursuant to an existing contractual arrangement (as described in this Registration Statement).

         To the extent permitted by Rule 416 under the Securities Act, this Registration Statement also covers any additional shares of our common stock that we may be required to issue pursuant to our Series A Preferred stock or the warrants referred to in the preceding footnotes by reason of any adjustment necessary to reflect any stock split, stock dividend or similar transaction involving our common stock.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       PROSPECTUS FOR SALE OF COMMON STOCK
                       OF INTELLIQUIS INTERNATIONAL, INC.


Offering by Selling Security Holders

Certain of our security holders may offer shares of our common stock. Intelliquis International is not offering any shares.

Shares That May be Offered

The selling security holders may offer up to 14,193,104 shares of our common stock. These shares are not currently outstanding. However, the selling security holders may hereafter acquire these shares from us and use this prospectus to reoffer these shares to you. These shares are comprised of (1) 5,677,242 shares that may be acquired pursuant to the terms of outstanding shares of our 6% Convertible Series A Preferred Stock ("Series A Preferred") and outstanding warrants and (2) 8,515,862 shares that may be acquired pursuant to the terms of additional shares of our Series A Preferred Stock and additional warrants that we may issue in the future pursuant to existing contractual commitments.

The conversion price for our Series A Preferred stock is linked to the future market price of our common stock. As a result, the conversion price will change as the market price of our common stock changes. Because the conversion price is subject to change, we cannot know at this time the actual number of shares that will be issued upon conversion of our Series A Preferred. We have included in this prospectus two times the number of shares that would be issued based on the conversion price in effect as of December 28, 1999. This is an arbitrary number that was determined by negotiation between us and the selling security holder. This number is not indicative of the actual number of shares that will be issued pursuant to the Series A Preferred.

Trading Market for Our Common Stock

Our common stock is traded through the OTC Bulletin Board under the symbol
"INTQ."

Method of Sale

The selling security holders may, from time to time, sell shares:

o through the OTC Bulletin Board, any other over-the-counter market, any stock exchange on which our shares may hereafter be listed, in privately negotiated transactions or otherwise;

o directly to purchasers or through agents, brokers, dealers or underwriters; and

o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.


         Investing in our securities involves certain risks. See "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is        , 2000

                                TABLE OF CONTENTS

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS.......................1

PROSPECTUS SUMMARY...........................................................2

RISK FACTORS.................................................................6

CORPORATE HISTORY...........................................................11

USE OF PROCEEDS.............................................................13

MARKET FOR OUR COMMON STOCK AND RELATED MATTERS.............................13

SELECTED HISTORICAL FINANCIAL INFORMATION...................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.......................................................17

BUSINESS....................................................................20

MANAGEMENT..................................................................24

PRINCIPAL STOCKHOLDERS......................................................27

CERTAIN TRANSACTIONS........................................................30

OCTOBER 1999 PRIVATE PLACEMENT..............................................31

DESCRIPTION OF SECURITIES...................................................36

CERTAIN CHARTER PROVISIONS..................................................37

SELLING SECURITY HOLDERS....................................................39

PLAN OF DISTRIBUTION........................................................41

LEGAL MATTERS...............................................................41

EXPERTS.....................................................................41



             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information included elsewhere in this prospectus.

                                   Intelliquis

         We sell a variety of software products for personal computers and the Internet. We acquire the right to manufacture and sell products by entering into licensing arrangements with software developers or, less frequently, purchasing the rights to a particular product. We do not independently develop software.

         We currently offer the following five software titles:

         o IntelliFix 2000, which identifies and fixes certain year 2000 problems that may affect personal computers;

         o Website Traffic Builder, which facilitates registering Internet web site addresses with the various "search engines" that are used to search the Internet;

         o        TotalFax, which facilitates faxing via a personal computer;

         o Credit Builder, which helps the user to obtain and manage credit and improve his credit rating; and

         o Speed 98, which increases the speed of certain older computers.

         Our goal is to continue to expand our product line. We are seeking to do so by maintaining close relationships with independent software developers, monitoring the new products that they develop, and negotiating to obtain the right to sell those products that we believe have the greatest potential for success.

         We sell our products in various ways. These include (1) selling through intermediaries, such as distributors, original equipment manufacturers, computer resellers and Internet retailers of software, and (2) selling directly to end users through our own Internet site and our sales force. We believe that our existing distribution relationships should help us bring to market any new products that we succeed in adding to our product line.

         Our most important product to date has been IntelliFix 2000. Sales of this product accounted for approximately 83% of our sales in the first nine months of 1999. We expect that most personal computer users will have addressed their year 2000 problems by the first quarter of the year 2000 and, consequently, that sales of this product will decline significantly in the near future. Our future success, therefore, depends on our ability to increase sales of our other products and expand our product line.

         While our focus is software, we may sometimes offer a specialized hardware product that essentially functions as software. For example, we offer two versions of our IntelliFix 2000 product --a traditional software version and a hardware version that consists of an ISA circuit board that is installed in the computer.

                              Corporate Information

Address and Phone Number

         Our address is 352 West 12300 South, Suite 300, Draper, Utah 84020. Our telephone number is (801) 990-2600.

History

         We were formed in June 1997 and commenced operations in October 1997. On December 31, 1998, we became a public company by combining with an existing "public shell company." We use the term "public shell company" to refer to a company that is publicly traded but has no operations.

Form of Organization

         Our form of organization has changed several times. A summary is set forth below:

         o        we were formed as a Utah corporation in June 1997;

         o        we became a Utah limited liability company in December 1997;
                  and

         o we became a Nevada corporation on December 31, 1998, when we combined with a public shell company.

                                  The Offering

General

         Certain of our security holders may, from time to time, sell shares of our common stock pursuant to this prospectus. Intelliquis is not selling any shares pursuant to this prospectus.

Shares Which May be Offered

         The selling security holders may use this prospectus to sell up to 14,193,104 shares of our common stock. These shares are not currently outstanding. However, the selling security holders may hereafter acquire these shares from us and use this prospectus to reoffer the shares to you.

         The shares that may be offered by the selling security holders pursuant to this prospectus include:

         o up to 5,517,242 shares that may be acquired upon conversion of 2,000 outstanding shares of our 6% Convertible Series A Preferred Stock ("Series A Preferred");

         o up to 8,275,862 shares that may be acquired upon conversion of 3,000 shares of Series A Preferred that are not currently outstanding, but which we may be required to issue in the future pursuant to the terms of a certain warrant;

         o up to 160,000 shares that may be acquired upon exercise of outstanding warrants; and

         o up to 240,000 shares that may be acquired pursuant to certain warrants which are not currently outstanding, but which we may be required to issue in the future pursuant to certain existing contractual commitments.

         The conversion price for our Series A Preferred stock is linked to the future market price of our common stock. As a result, the conversion price will change as the market price of our common stock changes. Because the conversion price is subject to change, we cannot know at this time the actual number of shares that will be issued upon conversion of our Series A Preferred. We have included in this prospectus two times the number of shares that would be issued based on the conversion price in effect as of December 28, 1999. This is an arbitrary number that was determined by negotiation between us and the selling security holder and is not indicative of the actual number of shares that will be issued pursuant to the Series A Preferred.

Method of Sale

         The selling security holders may, from time to time, sell shares:

         o through the OTC Bulletin Board, any other over-the-counter market, any stock exchange on which our shares may hereafter be listed, in privately negotiated transactions or otherwise;

         o directly to purchasers or through agents, brokers, dealers or underwriters; and

         o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

Use of Proceeds

         We will not receive any proceeds from the sale of the shares by the selling security holders. However, we may receive proceeds from the exercise of certain warrants as described below.

         Certain of the shares that may be sold pursuant to this prospectus are shares that certain selling security holders may acquire by exercising certain warrants. If these warrants are exercised, we will be paid the exercise price specified in the relevant warrant. We intend to use any proceeds that we receive from the exercise of these warrants for working capital and our general corporate purposes. For information concerning these warrants, see "October 1999 Private Placement" and "Selling Security Holders."

Trading Market for Our Common Stock

         Our common stock is traded through the OTC Bulletin Board under the symbol "INTQ."

                                  RISK FACTORS

         You should carefully consider the following factors and the other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, of which we are unaware or that we currently think are immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a limited operating history.

         We first commenced operations in October 1997. Because we have a limited operating history, you may not have sufficient data to assess our business and its prospects.

Even a small downturn in our business could cause losses.

         We had net income of $75,921 and $672,468 in 1998 and the first nine months of 1999, respectively. Because our net income has been relatively low, even a small downturn in our business could cause losses.

We expect sales of our main product to decline significantly.

         We market a product that identifies and fixes certain year 2000 problems that may affect personal computers. Sales of this product accounted for approximately 83% of our sales in the first nine months of 1999. We expect that most personal computer users will have addressed their year 2000 problems by the first quarter of the year 2000. Consequently, we expect that sales of our year 2000 product will decline significantly in the near future. In order to offset the expected decline in revenues from this product, we are seeking to increase sales of our other products and add new products. However, we may not succeed in these efforts. If we do not succeed in increasing our revenues from other sources, we will incur losses when sales of our year 2000 product declines.

Accounts receivable represent most of our assets.

         As of November 30, 1999, our accounts receivable amounted to $6,062,000 and represented more than 90% of our estimated assets. We currently maintain an allowance for doubtful accounts of approximately $360,000. We cannot, however, guarantee that this allowance will prove adequate. Our business will be adversely affected if we are unable to collect a significant amount of our receivables.

Accounts receivable from two customers represent most of our receivables.

         As of November 30, 1999, receivables due from two customers accounted for approximately 88% of our total receivables. Specifically, receivables due from Ingram Micro Inc. accounted for approximately 55% of our total receivables and receivables due from Millenium 2K Solutions accounted for approximately 33%. As of November 30, 1999, the average age of these receivables was 101 days, in the case of receivable due from Ingram Micro, and 100 days, in the case of receivables due from Millenium 2K Solutions. Because our receivables are not diversified among many accounts, we face the risk that a collection problem with even one customer will significantly hurt our business.

Most of our sales have been to a single distributor.

         Ingram Micro Inc., a distributor, has to date been our largest customer. More specifically, sales to Ingram Micro accounted for approximately 67% of our sales in 1998 and 47% in the first nine months of 1999. The loss of Ingram Micro as a major customer could adversely affect our business.

If our distributors cannot resell our products, our business will be hurt.

         In the first nine months of 1999, we sold approximately $4.6 million of our products to distributors. These distributors are seeking to resell our products to retail stores and others. We estimate that, as of November 30, 1999, these distributors held in their inventory approximately $823,000 of our products. If our distributors are unable to resell our products, we may be adversely affected in a number of ways, including:

         Possible Return of Products. Certain of our distributors have the right to return products that they purchase from us. For example, Ingram Micro, our largest customer, has the contractual right to return any products that we sell to them and to receive a credit or refund. Even when a distributor does not have a contractual right of return, we may determine that it is in our long-term interest to accept the return of products that the distributor cannot resell. We currently maintain an allowance for returns of approximately $911,000. We cannot, however, guarantee that this allowance will prove adequate. Our business will be adversely affected if our allowance for returns proves to be insufficient by a material amount.

         Possible Inability to Collect Receivables. If a distributor is unable to resell our products, the distributor may be unwilling, or financially unable, to pay amounts that it owes to us.

We do not develop our own products.

         We do not develop our own products. Rather, we license or acquire products developed by others. This may put us at a competitive disadvantage relative to those companies that develop their own products. We have identified below some of the possible disadvantages of relying on third party product development:

         o we may encounter substantial competition in our efforts to license or acquire new products;

         o we cannot guarantee that (1) we will be able to identify any new products that we wish to license or acquire or (2) any new products that we wish to license or acquire will be available to us on terms that are acceptable to us;

         o we may not be able to obtain upgrades and improvements that are needed to maintain the competitiveness of our products;

         o we may not be able to fix any bugs or defects that may be discovered in our products;

We generally do not have exclusive rights to our products.

         We acquire most of our products by entering into a licensing arrangement with the owner of the product. In general, this arrangement gives us only a non-exclusive right to sell the product. This means that the owner could also license others to sell the same product.

Our products may become obsolete very quickly.

         New software products are continuously being developed. Consequently, the products that we sell could quickly become obsolete.

We cannot be certain that our products do not have hidden defects.

         Our products are generally tested before we release them to the market. We cannot, however, be certain that they do not have errors that have not been detected. If our products contain errors, we may be adversely affected in a number of ways, including: (1) our reputation could be hurt; (2) product returns and uncollectible receivables could increase, and (3) we may incur costs in connection with fixing the problems or providing replacement products.

Third party infringement claims against us are possible.

         We generally do not conduct a comprehensive investigation to verify that the products that we license from other and sell do not infringe the rights of others. Rather, we generally rely on representations to that effect that we receive from the licensor. We cannot be certain that third parties will not assert patent, copyright or other infringement claims against us.

There are competing products available

         There are competing products available for each product that we offer. See "Business--Competition."

We may be unable to obtain needed capital.

         The cash generated from our operations has to date been insufficient to fund all the cash outlays associated with our operations. We have made up the shortfall principally through the sale of our capital stock and short-term borrowings. We may require additional debt or equity financing to meet our ongoing cash requirements. We cannot, however, be certain that any additional financing will be available or, if available, will be available on terms that are satisfactory to us.

We combined with a public shell company; we cannot be sure that the public shell company did not have hidden liabilities.

         On December 31, 1998, Intelliquis became a public company by combining with an existing "public shell company." We use the term "public shell company" to refer to a company that is publicly traded but has no operations. Based upon our investigation of the public shell company, we believe that the public shell company did not have any material liabilities at the time we completed the combination transaction . We cannot, however, be certain that the public shell company did not have hidden liabilities that we were unable to discover.

Conversion of our Series A Preferred will dilute the ownership interests of the other stockholders; the number of shares issuable upon conversion is not currently known because the conversion price depends on the future market price of our common stock; the lower the market price of our common stock the more shares will be issued upon conversion of the Series A Preferred; there is no limit to the potential dilution from the Series A Preferred.

         We have issued Series A Preferred stock and may issue additional shares in the future. These shares are convertible into common stock. Consequently, the conversion of these shares will dilute the ownership interest of the other stockholders. The conversion price for the Series A Preferred is linked to the future market price of our common stock. Specifically, the conversion price will equal the lower of (1) 80% of the average of the three lowest Closing Bid Prices (as defined in the instrument that governs the Series A Preferred) during the 20 trading days preceding the conversion date and (2) $2.90375. Because the conversion price is subject to change, we cannot know at this time the number of shares of common stock that will be issued upon conversion of the Series A Preferred.

         Under the conversion formula for the Series A Preferred, a decrease in the market price of our common stock will decrease the conversion price and, thereby, increase the number of shares issuable upon conversion. There is no limit on how low the conversion price can go and, therefore, there is no limit on the number of shares that are potentially issuable upon conversion of the Series A Preferred. The following example illustrates the foregoing point. On December 15, 1999, the closing bid price for our common stock was $1.125. Based on this price, each share of Series A Preferred would be convertible into 1,111 shares of common stock. If the market price of our common stock were to decrease to $0.10 per share, then each share of Series A Preferred would instead be convertible into 12,500 shares of common stock.

We depend on the services of each of our executive officers.

         We depend on the services of each of our executive officers. Consequently, our business could be hurt if we lose the services of any of our executive officers and are unable to retain a suitable replacement.

Our officers and directors may effectively control our company.

         As of November 30, 1999, our officers and directors owned approximately 63.34% of our outstanding common stock. This share ownership may effectively give these persons the power to elect all of the directors of our company and to control our management and affairs.

The price of our stock may decrease as a result of sales.

         The sale of substantial amounts of our common stock, including shares issuable upon conversion of our Series A Preferred, could cause the price of our common stock to decline significantly. Subject to certain limitations, substantially all of our outstanding common stock, as well as the shares issuable upon conversion of the Series A Preferred, may be publicly sold.

Our common stock is quoted on the OTC Bulletin Board, which can be a volatile market.

         Our common stock is quoted on the OTC Bulletin Board, a quotation system for equity securities. The OTC Bulletin Board is a more limited trading market than the NASDAQ Stock Market and, consequently, timely, accurate quotations of the price of our common stock may not always be available. Trading volume may be low in such a market and, consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

There is pending litigation against us

         On May 6, 1999, an action was commenced against us by On the Planet, Inc. in the United States District Court for the District of Utah, Central Division. The claims purportedly arise out of a Software Rights Agreement under which we granted On The Planet "an exclusive license for direct sales along with a nonexclusive license for all other sales including but not limited to retail sales" for certain year 2000 fix software identified therein. On The Planet (1) asserts that we violated this agreement by engaging in direct sales or giving third parties a license to engage in direct sales of the year 2000 fix software and other related products and (2) asserts claims of copyright infringement, breach of contract and fraud. In addition to injunctive relief,

On The Planet is seeking unspecified damages, including profits lost through our alleged direct sales of the year 2000 fix software, as well as attorneys' fees and punitive damages. In response to the lawsuit filed by On The Planet, we have denied the claims filed against us and have filed counterclaims seeking rescission of the Software Rights Agreement and asserting breach of contract of that Agreement. We have also filed additional claims against On The Planet and its principal, Ernest Hemple, arising from conduct that we believe constitutes defamation and interference with contract. If an amicable resolution of the action is not reached in the near future, we intend to vigorously defend this action and prosecute our counterclaims. Nevertheless, the outcome of this litigation is uncertain and cannot be predicted at this time. Any unanticipated adverse result could have a material adverse effect on our business.

                                CORPORATE HISTORY

Original Formation

         Intelliquis Corp. was incorporated on June 9, 1997 under the laws of the state of Utah.

Conversion to Limited Liability Company

         In December 1997, Intelliquis reorganized as a limited liability company under the laws of the state of Utah and changed its name to "Intelliquis LLC."

Combinations with Public Shell Company

         General

         On December 31, 1998, Intelliquis became a public company by combining with an existing "public shell company." We use the term "public shell company" to refer to a company that is publicly traded but has no operations.

         Form of Transaction

         The transaction between Intelliquis LLC and the public shell company involved the following elements:

         o the owners of Intelliquis LLC transferred to the public shell company all of their interests in Intelliquis LLC, which resulted in Intelliquis LLC becoming a wholly owned subsidiary of the public shell company;

         o the public shell company issued 32,511,600 shares of its common stock to the former owners of Intelliquis LLC (plus and additional 91,344 shares to employees of Intelliquis), which resulted in these persons owning approximately 86% of the common stock of the public shell company outstanding upon completion of the transaction;

         o the management of Intelliquis LLC became the management of the public shell company; and

         o the public shell company changed its name from "Leesburg Land & Mining, Inc." to "Intelliquis International, Inc." and changed its jurisdiction of incorporation from the state of Colorado to the state of Nevada.

         Certain Information Concerning the Public Shell Company

         Leesburg Land & Mining, Inc. ("Leesburg") was incorporated in June 1983 and completed a public offering of its common stock in 1983. Leesburg was primarily engaged in (1) various mining activities and (2) various activities relating to a contract that contemplated that Leesburg would drill and complete a geothermal well and construct a power plant. Leesburg was unable to derive significant revenues from its operations and completely discontinued its operations in 1988 (except for thereafter disposing of certain assets and settling obligations). At the time of the transaction with Intelliquis LLC described above, Leesburg did not have any operating business or any known assets or liabilities.

         Accounting Treatment of the Transaction

         For accounting and other financial reporting purposes, the combination of Intelliquis LLC with the public shell company has been treated as a "reverse merger." Under this treatment, (1) the post-combination company has been treated as a continuation of Intelliquis LLC rather than a continuation of the public shell company and (2) the transaction has been treated as the issuance of interests in Intelliquis LLC for the net monetary assets of the public shell company accompanied by a recapitalization. In view of the foregoing, the financial statements for Intelliquis do not include the results of the public shell company for any period prior to the combination.

Stock Split

         In April 1999, Intelliquis effected a 3-for-1 stock split. All information in this Prospectus gives retroactive effect to this stock split.

                                 USE OF PROCEEDS

         The shares covered by this prospectus are being offered by certain selling security holders and not by our company. Consequently, we will not receive any proceeds from the sale of these shares. However, we may receive the proceeds from the exercise of certain warrants as described below.

         The shares that may be sold under this prospectus include shares that certain selling security holders may acquire by exercising certain warrants. If these warrants are exercised, we will receive the exercise price specified in the relevant warrant. We intend to use any proceeds that we receive from the exercise of these warrants for working capital and our general corporate purposes. For information concerning these warrants, see "October 1999 Private Placement" and "Selling Security Holders."

                 MARKET FOR OUR COMMON STOCK AND RELATED MATTERS

Market for Our Common Stock

         On December 31, 1998, we combined with an existing "public shell company". See "Corporate History--Combination with Public Shell Company." As a result of this transaction, our common stock began trading through the OTC Bulletin Board under the symbol "INTQ."

Price Range For Our Common Stock

         The table below shows, for the calendar quarters indicated, the high and low bid prices for our common stock as quoted on the OTC Bulletin Board. The quoted bid prices are not necessarily indicative of the prices at which shares were actually sold because (1) the bid prices are inter-dealer prices, without retail mark-up, mark-down or commission and (2) the bid prices may be for transactions that were proposed but not actually completed.

     Calendar Quarter                      High Bid Price    Low Bid Price
     ----------------                      --------------    -------------

     First quarter of 1999                   $ 4.83               $0.00

     Second quarter of 1999                    6.00               2.750

     Third quarter of 1999                    4.875               2.125

     Fourth quarter of 1999 (through         2.6875              0.8125
          December 27, 1999)



Record Holders

         As of December 3, 1999, there were 1,094 holders of record of our common stock.

Penny Stock Rules

         Because the bid price for our common stock has been below $5.00 per share, the SEC's Rule 15g-9 may apply to our common stock. This rule imposes additional sales practice requirements on a broker-dealer that sells Rule 15g-9 securities to persons other than the broker-dealer's established customers and institutional accredited investors. For transactions covered under Rule 15g-9, the broker dealer must make a suitability determination of the purchaser and receive the purchaser's written agreement to the transaction before the sale. In addition, broker-dealers, particularly if they are market makers in the common stock, have to comply with the disclosure requirements of Rules 15g-2, 15g-3, 15g-4, 15g-5, and 15g-6 under the Securities Exchange Act of 1934, unless the transaction is exempt under Rule 15g-1. Consequently, Rule 15g- 9 and these other rules may adversely affect the ability of broker-dealers to sell or to make markets in our common stock and also may adversely affect the ability of our stockholders to resell their shares.

Dividends

         We have never paid any dividends on our common stock and have no plans to do so in the foreseeable future. Under the terms of our Series A Preferred, we may not pay any cash dividends on our common stock unless we first pay all accrued dividends on the Series A Preferred. See "October 1999 Private Placement--Terms of the Series A Preferred--Dividends."

                         SELECTED FINANCIAL INFORMATION

General

         We have set forth in the following tables selected income statement and balance sheet data for our company. You should read this information together with (1) our financial statements and the related notes that are included elsewhere in this prospectus and (2) the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We derived the historical income statement data for the period from June 9, 1997 (inception) to December 31, 1998 and for the year ended December 31, 1998 from our audited financial statements that are included elsewhere in this prospectus. We derived all other data from our unaudited financial statements that are included elsewhere in this prospectus.

Accounting Treatment of Combination with a Public Shell Company.

         On December 31, 1998, Intelliquis became a public company by combining with an existing "public shell company." We use the term "public shell company" to refer to a company that is publicly traded but has no operations. For accounting and other financial reporting purposes, this combination has been treated as a "reverse merger." Under this treatment, (1) the post-combination company has been treated as a continuation of Intelliquis rather than a continuation of the public shell company and (2) the transaction has been treated as the issuance of interests in Intelliquis for the net monetary assets of the public shell company accompanied by a recapitalization. In view of the foregoing, our financial statements do not include the results of the public shell company for any period prior to the combination. For additional information, see "Corporate History."

Certain Information Concerning Pro Forma Income Taxes and Pro Forma Net Income

         We were a limited liability company during part of 1997 and all of 1998. See "Corporate History." In general, the income or loss of a limited liability company is passed through to its owners rather than being subjected to tax at the entity level. Pro forma income taxes reflects a provision for income taxes as if we had been liable for federal and state income taxes as a taxable corporate entity for all periods presented. Pro forma net income reflects such pro forma income taxes.

Certain Information Concerning Earnings Per Share

         As discussed above, we were a limited liability company during part of 1997 and all of 1998. We did not have any shares outstanding during these periods. Therefore, we have not provided earnings per share information for 1997 or 1998.




                                   Period From June 9,
                                   1997 (Inception)
                                   Through December 31,                           Nine Months Ended September 30,
                                   1997                      1998                   1998                   1999
                                   ----                      ----                   ----                   ----
Income statement data:

Sales                                 $34,709            $1,461,196              $1,382,961               $6,467,014

Cost of sales                           4,948               355,613                 293,552                3,214,038
                                   ----------            ----------              ----------               ----------

Gross margin                           29,761             1,105,583               1,089,409                3,252,976

Sales and marketing                    36,443               596,125                 425,639                  926,830

General and administrative             47,841               430,304                 238,234                1,100,526
                                   ----------            ----------              ----------               ----------

Operating income (loss)               (54,523)               79,154                 425,536                1,225,620

Other income (expense)                      -                (3,233)                   (643)                (122,967)
                                   ----------            ----------              ----------               ----------

Net income (loss) before
taxes                                 (54,523)               75,921                 424,893                1,102,653

Taxes                                       -                     -                       -                  430,185
                                   ----------            ----------              ----------               ----------

Net income                           $(54,523)              $75,921                $424,893                $672,4683
                                   ==========            ==========              ==========               ==========

Pro forma income taxes                                       17,859                 165,908
                                                         ----------              ----------
Pro forma net income                                        $58,062                $258,985
                                                         ==========              ==========
Earnings per share                                                                                         $    0.02
                                                                                                          ==========



                                            September 30, 1999
Balance sheet data:                  -------------------------------

Cash                                         $    45,706

Working capital                                1,702,497

Accounts receivable                            4,448,550

Total assets                                   5,107,442

Stockholders' equity                           1,915,866

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

General

         We sell software products for personal computers and the Internet. We license or acquire these products from software developers and do not independently develop new products. While our focus is software, we may sometimes offer a specialized hardware product that essentially functions as software. For example, as described below, we sell both a software and hardware version of one of our current products.

         Our most important product to date has been IntelliFix 2000. This product identifies and fixes certain year 2000 problems that may affect personal computers. We offer two versions of this product --a traditional software version and a hardware version that consists of an ISA circuit board that is installed in the computer. Sales of all versions of this product accounted for approximately 83% of our sales in the first nine months of 1999 and 61% of our sales in 1998.

         We expect that most personal computer users will have addressed their year 2000 problems by the first quarter of the year 2000. Consequently, we expect that sales of our year 2000 product will decline significantly in the near future. In order to offset the expected decline in revenues from this product, we are seeking to increase sales of our other products and add new products. However, we may not succeed in these efforts. If we do not succeed in increasing our revenues from other sources, we will incur losses when sales of our year 2000 product declines.

         Our cost of sales consists principally of (1) royalties that are payable in respect of the products that we sell but do not own, (2) the cost of producing the product, and (3) costs associated with providing technical support. The cost of producing the circuit board version of our IntelliFix 2000 is significantly higher than the cost of producing the software version and, consequently, we have lower profit margins on the hardware version than on the software version.

         We commenced operations in October 1997. Because our 1997 results reflect operations for only part of a year and our 1998 results reflect operations for a full year, we believe that a comparison of our 1997 and 1998 results would not be meaningful.

Allowances for Returns

         Certain of our distributors have the right to return products that they purchase from us. For example, Ingram Micro, our largest customer, has the contractual right to return any products that we sell to them and to receive a credit or refund. Even when a distributor does not have a contractual right of return, we may determine that it is in our long-term interest to accept the return of products that the distributor cannot resell. We currently maintain an allowance for returns of approximately $911,000. We cannot, however, guarantee that this allowance will prove adequate. Our business will be adversely affected if our allowance for returns proves to be insufficient by a material amount.

Allowance for Receivables

         As of November 30, 1999, our accounts receivable amounted to $6,062,000 and represented more than 90% of our estimated assets. We currently maintain an allowance for doubtful accounts of approximately $360,000. We cannot, however, guarantee that this allowance will prove adequate. Our business will be adversely affected if we are unable to collect a significant amount of our receivables.

Results of Operations for the Nine Months Ended September 30, 1998 and September 30, 1999

         Sales. Our sales increased to $6,467,014 in the first nine months of 1999 from $1,382,961 in the first nine months of 1998, representing an increase of 367.6%. This increase principally reflected increased sales of our IntelliFix 2000 product (both software and circuit board versions), as well as increased sales of our Website Traffic Builder and other products.

         Gross margin. Our gross profit margin decreased to 50.3% in the first nine months of 1999 from 78.8% in the first nine months of 1998. This decrease principally reflected the factors discussed below.

         We sold more of the hardware version of our IntelliFix 2000 product in the first nine months of 1999 than we did in the first nine months of 1998. Specifically, the hardware version represented 33% of total sales of this product in the first nine months of 1998 compared with less than 1% in the first nine months of 1998. As discussed above, we have significantly lower gross profit margins on the hardware version than on the software version. Consequently, this shift in mix negatively affected our gross profit margin in 1999.

         During the first nine months of 1999, we conducted a special promotion relating to our TotalFax product. As part of this promotion, we gave a modem to each purchaser of the product. The costs associated with this promotion negatively affected our gross profit margin in 1999.

         Sales and Marketing. Our sales and marketing expenses were $962,830, or 14.9% of sales, during the first nine months of 1999, compared with $425,639, or 30.8% of sales, during the first nine months of 1998. The increase in the dollar amount of these expenses in 1999 primarily reflected an increase in various promotions for our products. The decrease in these expenses in 1999 as a percentage of sales reflected the fact that we were able to increase our sales without a commensurate increase in sales and marketing expenses.

         General and Administrative. Our general and administrative expenses were $1,100,526, or 17.0% of sales, during the first nine months of 1999, compared with $238,234, or 17.2% of sales, during the first nine months of 1998. The increase in the dollar amount of these expenses in 1999 primarily reflected the following factors: (1) we increased the number of our employees in order to support our growth, (2) we leased additional office and warehouse space and (3) we retained an investor relations firm.

         Other Expenses. We had other expenses of $122,967 in the first nine months of 1999 compared with $643 in the first nine months of 1998. Our other expenses in the first nine months of 1999 included interest expense of $68,749 (partially offset by interest income of $5,782) and the write-off of an uncollectible receivable of $60,000. Our interest expense was primarily attributable to $258,096 that we borrowed in mid-1999 in order to fund our operations. Interest on this loan is 7% per month.

Liquidity and Capital Resources

         General

         The cash generated from our operations has to date been insufficient to completely fund the cash outlays associated with our business. We have principally funded this shortfall from the following sources:

         o in 1997, we received $170,000 of capital contributions from our founders;

         o in 1998, we borrowed approximately $189,500 on a short-term basis (including $85,000 that we borrowed from two officers as described under "Certain Transactions");

         o in the first nine months of 1999, we borrowed approximately $258,096 on a short term basis;

         o in the first quarter of 1999, we raised approximately $1,062,000 of gross proceeds from the sale in a private placement of 1,446,00 shares of our common stock; and

         o in October 1999, we raised approximately $2,000,100 of gross proceeds from the sale in a private placement of 2,000 shares of our Series A Preferred together with certain warrants (as described under "October 1999 Private Placement").

         As of December 1, 1999, we had cash-on-hand of approximately $588,000, representing the remaining proceeds from the private placement of our Series A Preferred described above.

         Depending on a number of factors, we may require additional debt or equity financing to meet our ongoing cash requirements over the next 12 months. These factors include, but are not limited to, the following: (1) the level of our future revenues and profits, (2) the pace at which we collect our accounts receivable and the extent to which we experience collection problems and (3) the extent to which we invest in expanding our marketing capability and acquiring new products. Depending on these and other factors, we estimate that we could require additional financing in the range of $2 million to $3 million over the next 12 months. We cannot, however, be certain that the actual amount will not be higher. If we require additional financing, we cannot be certain that we will be able to obtain such financing on favorable terms or at all.

         Certain Balance Sheet Changes

         Our account receivable increased from $619,966 as of December 31, 1998 to $4,448,550 at September 30, 1999. This increase primarily reflects the increase in our sales in 1999.

         Our account payable and accrued expenses increased from $502,973 as of December 31, 1998 to $2,852,980 at September 30, 1999. This increase primarily reflects cost associated with our increase in sales in 1999. Approximately 63% of our accounts payable and accrued expenses as of September 30, 1999 were attributable to costs associated with manufacturing the circuit board version of our year 2000 product. As discussed above, the cost of producing the circuit board version of our year 2000 product is significantly higher than the cost of producing the software version, and sales of the circuit board version increased in 1999.

                                    BUSINESS

Overview

         We sell a variety of software products for personal computers and the Internet. We acquire the right to manufacture and sell products by entering into licensing arrangements with software developers or, less frequently, purchasing the rights to a particular product. We do not independently develop software.

         We currently offer five software titles. Our goal is to continue to expand our product line. We are seeking to do so by maintaining close relationships with independent software developers, monitoring the new products that they develop, and negotiating to obtain the right to sell those products that we believe have the greatest potential for success.

         We sell our products in various ways. These include (1) selling through intermediaries, such as distributors, original equipment manufacturers, computer resellers and Internet retailers of software, and (2) selling directly to end users through our own Internet site and our sales force. We believe that our existing distribution relationships should help us bring to market any new products that we succeed in adding to our product line.

         While our focus is software, we may sometimes offer a specialized hardware product that essentially functions as software. For example, as discussed below, we offer both a software and hardware version of our IntelliFix 2000 product.

Our Current Products

         Set forth below is certain information concerning the five software titles that we currently offer:

         IntelliFix 2000 (formerly Fix 2000). IntelliFix 2000 is designed to identify and fix certain year 2000 problems that may affect personal computers. We offer two versions of this product --a traditional software version and a hardware version that consists of an ISA circuit board that is installed in the computer. We released this product in the first quarter of 1998.

         IntelliFix 2000 has accounted for most of our sales to date. Specifically, sales of this product accounted for approximately 61% of our sales in 1998 and 83% in the first nine months of 1999. We expect that most personal computer users will have addressed their year 2000 problems by the first quarter of the year 2000 and, consequently, that sales of this product will decline significantly in the near future. Our future success, therefore, depends on our ability to increase sales of our other products and expand our product line.

         Website Traffic Builder. Website Traffic Builder is designed to make it easy for the owner of an Internet web sites to register the site with the various "search engines" and Internet web directories that people use to search the Internet and identify sites that are of interest to them. We released this product in August 1998.

         TotalFax. TotalFax is designed to facilitate sending and receiving faxes through a personal computer. We released this product in the first quarter of 1998.

         Credit Builder. Credit Builder is designed to help a user obtain and manage credit and improve his credit rating. We released this product in the fourth quarter of 1997.

         Speed 98. Speed 98 is designed to increase the speed at which certain older computers can process information. We released this product in the fourth quarter of 1997.

Distribution, Sales and Marketing

         Distribution Channels

         Set forth below is certain information concerning the principal ways in which we distribute our products.

         Sales through distributors. We principally sell our products through distributors. These distributors purchase products from us and resell them to retail stores and others. Sales to distributors accounted for approximately 82% of our sales in 1998 and 81% in the first nine months of 1999.

         Our most important distributor has been Ingram Micro, the leading wholesale distributor of computer-based technology products and services. Sales to Ingram Micro accounted for approximately 67% of our sales in 1998 and 47% in the first nine months of 1999. The loss of Ingram Micro as a major customer could adversely affect our business.

         Our second most significant distributor has been Millenium 2K Solutions, a distributor of year 2000 related products. We commenced sales to this distributor in 1999. Sale to Millenium 2K accounted for approximately 33% of our sales in the first nine months of 1999. We only sell one product to this distributor--the hardware version of our IntelliFix 2000 product. As described above, we expect that sales of our IntelliFix 2000 product will decrease significantly in the near future. Consequently, we do not expect Millenium 2k to continue as a significant distributor of our products.

         Sales through other intermediaries. We also sell our products through other intermediaries, such as original equipment manufacturers, computer resellers and Internet retailers of software.

         Direct sales. We also sell our product directly to end users. We make these sales through our Internet site and our sales force.

         Certain Information Concerning Sales

         We sell our products both in the United States and in international markets. Sales in the United States accounted for approximately 99% and 97% of our sale in 1998 and the first nine months of 1999, respectively. We are seeking to expand our international sales by establishing additional relationships with distributors in various international markets.

         We principally sell our products under our own name. However, we also enter into private label arrangements with certain customers. These arrangements allow the customer to sell our products under the customer's name rather than our name.

         Marketing

         We promote our products in a variety of ways, including by:

         o maintaining an Internet site, which (1) provides information concerning our company and products and (2) enables customers to purchase our products over the Internet;

         o        advertising on third-party Internet sites;

         o        arranging for promotions in retail stores;

         o        advertising in catalogues; and

         o        e-mailing information and promotions to potential customers.

Technical Support

         We provide technical support for our products through our in-house support staff.

Production

         We perform certain productions functions ourselves and outsource to third parties certain other functions.

         Functions that we perform in-house: We perform the following function in-house: (1) designing the packaging for our products; (2) duplicating software; (3) writing manuals for our products, product literature, and brochures and (4) packaging and shipping.

         Functions that we outsource: We outsource the following functions: (1) printing our packaging; (2) replicating CD-ROMs; and (3) manufacturing the hardware version of our IntelliFix 2000 product.

 Competition

         The software industry is very competitive. Our competitors include (1) numerous companies similar to ours that market software that they license or acquire from others and (2) numerous companies that develop their own software. Most of our competitors have greater financial resources, greater name recognition and a longer operating history than we do. There are competing products available for each product that we offer. For example, Symantec, one of our competitors, offers a product that directly competes with our IntelliFix 2000 product.

Employees

         We have approximately 34 employees. These include three in management, nine that perform warehouse and production functions, eight that provide technical and computer support, nine in sales, and five that perform clerical functions. Our employees are not represented by any collective bargaining unit.

Facilities

         We lease (1) approximately 3,900 square feet of office space under a lease that expires on March 31, 2002 and (2) approximately 5,638 square feet of warehouse space under a lease that expires on March 31, 2002.

Legal Proceedings

         On May 6, 1999, an action was commenced against us by On the Planet, Inc. in the United States District Court for the District of Utah, Central Division. The claims purportedly arise out of a Software Rights Agreement under which we granted On The Planet "an exclusive license for direct sales along with a nonexclusive license for all other sales including but not limited to retail sales" for certain year 2000 fix software identified therein. On The Planet (1) asserts that we violated this agreement by engaging in direct sales or giving third parties a license to engage in direct sales of the year 2000 fix software and other related products and (2) asserts claims of copyright infringement, breach of contract and fraud. In addition to injunctive relief,

On The Planet is seeking unspecified damages, including profits lost through our alleged direct sales of the year 2000 fix software, as well as attorneys' fees and punitive damages. In response to the lawsuit filed by On The Planet, we have denied the claims filed against us and have filed counterclaims seeking rescission of the Software Rights Agreement and asserting breach of contract of that Agreement. We have also filed additional claims against On The Planet and its principal, Ernest Hemple, arising from conduct that we believe constitutes defamation and interference with contract. If an amicable resolution of the action is not reached in the near future, we intend to vigorously defend this action and prosecute our counterclaims. Nevertheless, the outcome of this litigation is uncertain and cannot be predicted at this time. Any unanticipated adverse result could have a material adverse effect on our business.

                                   MANAGEMENT

Information Concerning Officers and Directors

         The table below identifies, and provides certain information concerning, our officers and directors.

Name                                  Age               Positions
-----------------                  ---------        -------------------

Bernard Yaw                           39           President, Chief Executive
                                                   Officer and Director

Dave Jones                            36           Chief Financial Officer

Mark Tippets                          47           Vice President of Sales and
                                                   Marketing and Director

Douglas Cole                          44           Director

Say Thean Lim                         38           Director of Business
                                                   Development and Director


         Bernard Yaw, who is one of the founders of our company, has been with our company since we commenced operations in October 1997. Since December 31, 1998, when we became a publicly traded company, Mr. Yaw has served as President, Chief Executive Officer and a director of our company. From 1997 until December 31, 1998, Mr. Yaw served as a Manager of our company. Prior to joining our company, Mr. Yaw held a number of positions, including (i) from 1996 to 1997, President and a director of IN2 Technologies, a developer of software for Internet form publishing, and (ii) from 1994 to 1996, President of Handwriting Imaging Systems Corp., a developer of hand print recognition and document imaging software. Mr. Yaw has a Bachelor of Science degree in computer science from Oral Roberts University.

         Dave Jones has served as Chief Financial Officer of our company since joining our company in November 1998. Prior to joining our company, Mr. Jones held a number of positions, including: (i) from 1993 to November 1998, Chief Financial Officer of RC Management Corporation (also known as Video III), (ii) from 1990 to 1993, Assistant Controller at Rocky Mountain Helicopters, and (iii) from 1989 to 1990, an accountant at Deloitte & Touche. Mr. Jones is a certified public accountant and has a Bachelor of Science degree in accounting from Brigham Young University.

         Mark Tippets, who is one of the founders of our company, has been with us since we commenced operations in October 1997. He served as Vice President of Marketing and Business Development until December 31, 1998, when he was appointed to his current positions of Vice President of Marketing and Sales and director. From 1993 to 1995, Mr. Tippets served as Vice President of Channel Marketing, a company founded by him that was a marketing and sales representative firm for computer hardware and software companies. From 1990 until 1993, he held various positions at Gazelle Systems, including a managerial position with the company's OEM and government sales department. Mr. Tippet has a Bachelor of Arts degree in Psychology from Brigham Young University.

         Douglas Cole became a director of our company in February 1999. Mr. Cole has worked in the information technology industry, with a focus on marketing, for the past 22 years. He has held a variety of positions, including
(i) from August, 1998 until the present, Chairman and Chief Executive Officer of NetAmerica, Inc., a company engaged in the business of aggregating and offering dial-up and dedicated Internet communication service access, (ii) from 1992 until 1996, President and Chief Executive Officer of Great Bear Technology, a company that was engaged in the business of multimedia development and publishing, (iii) from 1996 to 1998, President and Chief Executive Officer of PolarCap, Inc., a company that was engaged in the business of software development, and (iv) from 1996 to 1999, a director of VR1, a company engaged in the business of Internet multi-player games. Mr. Cole is also a director RedFish Telemetrix, a company engaged in the business of long-distance optimization hardware, and RateXchange, a company engaged in the long distance telecommunications industry.

         Say Thean Lim provided most of the initial funding in connection with the formation of our company in 1997. Since December 31, 1998, when we became a publicly traded company, Mr. Lim has served as a member of our board of directors and as Director of Business Development. From August 1998 until December 31, 1998, Mr. Lim served as a Manager of our company. Mr. Lim is, and has been since 1996, a business consultant and private investor in Malaysia and the United States of America. He has investments in a variety of technology-based companies, including companies in the semiconductor, precision machining, multimedia and software development, e-commerce, and virtual training industries. Prior to 1996, Mr. Lim held various positions, including: (i) from 1992 to 1995, he was chief executive officer of Unico Technology Sdn. Bhd., a PC manufacturing and exporting company with approximately 1,500 employees and (ii) from 1984 to 1992, he served in various positions, including Industrial Engineer and Operations Manager, at a semiconductor manufacturing plant in Penang, Malaysia. Mr. Lim has a bachelor of applied science degree in computers, industrial and electrical engineering and a bachelor of engineering degree in industrial engineering from the Technical University, Nova Scotia, Canada.

Compensation of Officers

         General

         We did not pay any of our officers more than $100,000 of total compensation in 1998.

         The following table provides certain information concerning the compensation that we paid to Blair Barrett during the indicated periods. Mr. Barret served as the President of our company from December 1997 until December 31, 1998. He ceased to be an officer and director of our company in June 1999.


                          Summary Compensation Table
 -----------------------------------------------------------------------------
 Name and Principal Position                 Year     Salary
 ---------------------------                 ----     ------

 Blair Barret                                1998     $47,537
    President (through December
    31, 1998)                                1997     $13,500

         Certain Employment Agreements

         We have entered into an employment agreement with each of Mr. Yaw and Mr. Tippets. Set forth below is certain information concerning these agreements.

         Salary and Benefits. Each agreement provides that we shall pay the executive salary in an amount to be negotiated between the parties. We are currently paying Mr. Yaw and Mr. Tippet base salary at rate per annum of $61,000 and $60,000, respectively. In addition, we may provide certain perquisites to these officers.

         Each agreement also provides that we shall make available to the executive certain health and life insurance plans.

         Term. The term of each agreement extends until February 3, 2001.

         Noncompete. Each agreement has a non-compete provision, which continues in effect for one year following termination of employment.

Compensation of Outside Directors

         Under our current policy, each director who is not an officer is:

         o paid $1,000 for each meeting that he attends (up to a maximum of $1,500 per quarter); and

         o reimbursed for all reasonable expenses that he incurs in connection with serving as a director.

                             PRINCIPAL STOCKHOLDERS

         The table below and the notes thereto show, as of the date of this Prospectus, certain information concerning the beneficial ownership of our common stock by (1) each officer and director of our company, (2) all officers and directors of our company as a group and (3) each person that we know to be the beneficial owner of more than 5% of our outstanding common stock. For purposes of this table, a person is considered to own any shares that he has the right to acquire within 60 days pursuant to options, warrants or convertible securities. For example, if a person has the right to acquire 100 shares pursuant to a warrant, he is treated as if he owned these shares, even though these shares are not outstanding and may never be issued. In computing the percentage of outstanding shares held by a particular person or group, we have treated as outstanding any shares which such person or group has the right to acquire within 60 days, but have not treated as outstanding any shares that any other person has the right to acquire.

         Certain of the shares shown in the table below are shares that may be acquired upon conversion of our Series A Preferred. The conversion price for our Series A Preferred is linked to the market price of our common stock and, consequently, will fluctuate as the market price for our common stock changes. For purposes of the table below, we have calculated the number of shares that may be acquired upon conversion of the Series A Preferred based upon the conversion price in effect as of December 16, 1999 (which was $0.80). Because the conversion price in effect at the time of conversion may be significantly different, the actual number of shares that will be acquired upon conversion of the Series A Preferred may be significantly higher or lower than the number shown in the table. See "October 1999 Private Placement--Terms of the Series A Preferred."



                                                             Common Stock Issuable Pursuant to
                                                       -----------------------------------------------

                                                           Outstanding        Series A Preferred and     Percent of
                                      Outstanding       Series A Preferred      Warrants that may          Common
Name and Address (1)(2)               Common Stock         and Warrants       Hereafter be Purchased     Stock Owned
------------------------------------- ---------------- --------------------- ------------------------- ----------------
Officers and Directors:

Bernard Yaw                                 5,201,856           -                       -                       15.55%

Mark Tippets                                5,036,496           -                       -                       15.05%

Dave Jones                                     74,288           -                       -                            *

Say Thean Lim                              10,883,808           -                       -                       32.53%

Douglas Cole                                        -           -                       -                            -

Officers and directors as a group          21,196,448           -                       -                       63.34%
     (5 persons)

Other Stockholders:

Blair Barret                                5,336,496           -                       -                       15.95%
     2871 East Morningside Drive
     Salt Lake City, UT 84058

ROBI Investors LLC, WEC Asset                -             2,600,000(4)            3,900,000(5)                 16.27%
Management LLC, and the persons
controlling these entities(3)
     One World Trade Center
     New York, NY 10048





-------------------------

*     Less than 1%.

(1)   Unless otherwise indicated, the address is care of our company.

(2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.

(3) ROBI Investors LLC ("ROBI") is the record owner of the indicated shares. WEC Asset Management LLC controls the affairs of ROBI Investors LLC. The following individuals control the affairs of WEC Asset Management LLC:
      Daniel Saks, Ethan Berkovitz and Mark Nordlicht.

(4) Represents (i) 2,500,000 shares that may be issued upon conversion of 2,000 shares of outstanding Series A Preferred (based upon the conversion price in effect on December 16, 1999) and (ii) 100,000 shares that may be issued upon the exercise of certain outstanding warrants. See "October 1999 Private Placement."

(5) Represents (i) 3,750,000 shares that may be issued upon conversion of 3,000 shares of Series A Preferred (based upon the conversion price in effect on December 16, 1999) that ROBI has the right to purchase and (ii) 150,000 shares that may be issued upon exercise of warrants that ROBI has the right to purchase. These shares of Series A Preferred and warrants are not currently outstanding. However, ROBI has the right to purchase theses shares and warrants from us. See October 1999 Private Placement."

                              CERTAIN TRANSACTIONS

         Set forth below is information concerning certain transactions between Intelliquis and the following individuals: Say Thean Lim (who is a director and the owner of more than 5% of the outstanding common stock of Intelliquis); Bernard Yaw (who is a director, President, Chief Executive Officer and owner of more than 5% of the outstanding common stock of Intelliquis); Mark Tippets (who is a director, Vice President, and owner of more than 5% of the outstanding common stock of Intelliquis); and Blair Barret (who is an owner of more than 5% of the outstanding common stock of Intelliquis and was formerly an officer and director).

Capital Contributions

         Intelliquis LLC was initially capitalized in 1997 by capital contributions from its founding members. The table below shows for each such member (1) the amount of capital contributed by such member, (2) the initial percentage ownership interest in Intelliquis LLC that each such member obtained, and (3) the number of shares of Intelliquis common stock into which such interest was converted when Intelliquis LLC combined with a public shell company (as described under "Corporate History--Combination with Public Shell Company).


                                                         Number of Shares of
                                                         Common Stock Into Which
                 Capital            Ownership Interest   Interest in Intelliquis
Name             Contribution       in Intelliquis LLC   LLC was converted
---------------  -----------------  ------------------   -----------------------

Say Thean Lim          $160,000           51%                16,636,752

Bernard Yaw              $6,000           16%                5,201,856

Mark Tippets             $2,000           16%                5,336,496

Blair Barret             $2,000           16%                5,336,496



Loans

         Mr. Lim loaned $80,000 to Intelliquis in 1998 ($40,000 in May and $40,000 in August). Intelliquis fully repaid this loan in February 1999. This loan did not bear interest and was repayable on demand.

         In April 1998, Mr. Yaw loaned $5,000 to Intelliquis. Intelliquis repaid $4,000 of this loan in June 1999. This loan does not bear interest and is repayable on demand.

Certain Stock Transaction

         In February 1999, Intelliquis repurchased from Mr. Lim 6,202,944 shares of Intelliquis common stock for an aggregate purchase price of $160,000.

         In February 1999, Mr. Lim purchased 450,000 shares of Intelliquis common stock at a price of $0.67 per share.

Personal Guarantees

         Messrs. Yaw and Tippets have personally guaranteed our obligations relating to the following borrowings: (1) $79,500 that we borrowed from a bank and (2) $258,096 that we borrowed from an individual.

                         OCTOBER 1999 PRIVATE PLACEMENT

         We completed a private placement of our securities in October 1999. We have provided below certain information concerning this transaction and the securities that we issued. This information is not complete. You can obtain additional information by reading the agreements and instruments relating to this transaction. These agreements and instruments include: (1) a Securities Purchase Agreement, (2) the Certificate of Designation (the "Designation") for our 6% Convertible Series A Preferred Stock, (3) the forms of the warrants that we issued in this private placement and (4) the Registration Rights Agreement (the "Registration Rights Agreement") that we entered into in connection with this private placement. We have filed these agreements and instruments as exhibits to the Registration Statement of which this prospectus forms a part.

General

         On October 26, 1999, we sold to ROBI Investors LLC (the "Investor"), in a private placement, the following securities:

         Series A Preferred Stock and Common Stock Warrants. For an aggregate purchase price of $2 million, we sold to the Investor: (1) 2,000 shares of our 6% Convertible Series A Preferred Stock ("Series A Preferred) and (2) a warrant (the "Common Stock Warrant") to purchase up to 100,000 shares of our common stock at an exercise price of $3.03 per share (subject to possible adjustment as described below).

         Additional Warrant. For a purchase price of $100, we sold to the Investor an additional warrant (the "Additional Warrant"). The Additional Warrant provides that the holder has the right to purchase up to an additional 3,000 shares of Series A Preferred at a price of $1,000 per share. The Additional Warrant also provides that, for each 1,000 shares of Series A Preferred that the holder purchases pursuant to the warrant, we are required to issue to the holder, without additional consideration, a warrant to purchase 50,000 shares of our common stock. Any such warrants to purchase common stock will have the same terms as the Common Stock Warrants described above.

Terms of the Series A Preferred

         Dividends. Each share of Series A Preferred accrues cumulative dividends at a rate of $60 per year (which amount represents 6% of the liquidation preference of $1,000). We are required to pay all dividends that have accrued on a share of Series A Preferred when either the share is converted into common stock, the share is redeemed or our company is liquidated. We may, at our election, pay dividends in cash or in shares of our common stock. If we elect to pay any dividends in shares, we will be required to issue a number of shares equal to (1) the dollar amount of the dividends that we have elected to pay in shares divided by (2) the conversion price for the Series A Preferred as of such time. We may not pay any cash dividends on our common stock unless we first pay all accrued dividends on the Series A Preferred.

         Liquidation Preference. The Series A Preferred has a liquidation preference of $1,000 per share. This means that, in the event of any liquidation, dissolution or winding up of our company, the holders of the Series A Preferred must be paid $1,000 (plus any accrued dividends) per share of Series A Preferred before any amounts may be distributed to the holders of our common stock. After the holders of the Series A Preferred are paid their liquidation preference, they are entitled to share in any remaining assets of our company together with the holders of our common stock. For purposes of this sharing, each share of Series A Preferred will be treated as being equivalent to the number of shares of common stock into which such share of Series Preferred could have been converted immediately prior to the close of business on the distribution date.

         Conversion. Each share of Series A Preferred may be converted into such number of shares of our common stock as is equal to $1,000 divided by the conversion price in effect as of the conversion date. For this purpose, the conversion price is defined to equal the lower of (1) 80% of the average of the three lowest Closing Bid Prices (as defined in the Designation) during the 20 trading days preceding the conversion date or (2) $2.90375. The foregoing definition of conversion price in effect links the conversion price to the future market price of our common stock. Thus, the conversion price will change as the price of our common stock changes (i.e., an increase in the market price of our common stock will increase the conversion price and a decrease in the market price of our common stock will decrease the conversion price).

         Under the conversion formula for the Series A Preferred described above, the number of shares of our common stock that will be issued upon conversion will depend on the conversion price in effect at the time of conversion. Specifically, the lower the conversion price the more shares will be issued upon conversion. Because the conversion price is subject to change, we cannot know at this time the number of shares of common stock that will be issued upon conversion of the Series A Preferred.

         As described below under "--Registration Rights Agreement," we have agreed to file a registration statement under the Securities Act of 1933 registering for resale the shares of common stock that may be acquired upon conversion of the Series A Preferred. Under certain specified circumstances, the holders of the Series A Preferred may be precluded from using the registration statement for a period of time (the "blackout period"). If this should occur as a result of the circumstances specified in Section 3(f) or 3(g) of the Registration Right Agreement, the holders of the Series A Preferred may elect, during the blackout period or thereafter, to designate as the conversion price any conversion price that would have been applicable during the blackout period had shares been converted during such period.

         Mandatory Redemption. The holders of 51% or more of the Series A Preferred may require us to redeem all of the outstanding Series A Preferred, at a redemption price or $1,250 per share (plus accrued dividends), upon the occurrence of certain specified events. These events include, but are not limited to, the following:

         o the registration statement contemplated by the Registration Rights Agreement is not declared effective within 180 days of October 26, 1999;

         o we fail to comply with our obligations under the Designation, the Securities Purchase Agreement or the Registration Rights Agreement (subject to a grace period in certain cases);

         o we at any time do not have sufficient authorized shares of common stock to cover the potential issuances as of such time pursuant to (1) the outstanding Series A Preferred and additional shares that that may be issued pursuant to the Additional Warrant and (ii) the various common stock warrants issued in connection with the private placement or that may be issued pursuant to the Additional Warrant;

         o        certain bankruptcy or insolvency events occur;

         o we defaults under certain agreement or instrument to which we are a party;

         o certain judgments against us continue undischarged or unstayed for 30 days; or

         o        a Change of Control (as defined in the Designation) occurs.

         Optional Redemption. We may, at our option, redeem any or all of the outstanding Series A Preferred at any time, subject to complying with specified notice requirements. In such event, we will be required to pay a redemption price per share specified in the Designation.

         Voting. The holders of the Series A Preferred are not entitled to vote on any matter submitted for stockholder approval, except as provided below under "--Class Voting Rights" or as required by applicable law.

         Class Voting Rights. We may not change the Designation in a manner that adversely affects the rights of the Series A Preferred, unless we obtain the consent of the holders of at least two-thirds of the outstanding Series A Preferred.

Terms of Common Stock Warrants

         Shares Subject to the Warrant and Exercise Price. The Common Stock Warrant gives the holder the right to purchase, at the holder's option, up to 100,000 shares of our common stock at a price of $3.03 per share (subject to possible adjustment as described below).

         Expiration Date. The Common Stock Warrants will expire on October 26, 2002.

         Possible Adjustments. The Common Stock Warrant provides that, upon the happening of certain events, a specified adjustment shall be made to the number of shares subject to the warrant, the exercise price and/or the type of securities that are subject to the warrant. The events that may require such an adjustment include: (1) certain stock dividends, stock splits, subdivisions or combinations relating to our common stock, (2) certain issuances of our common stock (or options or warrants to purchase our common stock) to our stockholders, if the purchase price or exercise price is lower than the Market Price (as defined in the warrant) of our common stock, (3) certain mergers, consolidations or recapitalizations involving our company and (4) certain transactions involving the sale of substantially all of our assets.

         Cashless Exercise Feature. The Common Stock Warrant provides for "cashless exercise." This means that, in lieu of paying the exercise price, the holder may surrender the warrant and receive in exchange shares of common stock having a Market Value (as defined in the warrant) equal to the value of the warrant at the time of surrender. For this purpose, the value of the warrant is deemed to equal the difference between (1) the Market Value of the shares of common stock that are subject to the warrant and (2) the exercise price that the holder would be required to pay in order to acquire such shares by exercising the warrant.

Terms of the Additional Warrant

         Shares Subject to the Warrant and Exercise Price. The Additional Warrant gives the holder the right to purchase, at the holder's option, up to 3,000 shares of our Series A Preferred stock at a price of $1,000 per share (representing an aggregate purchase price of $3 million if the Additional Warrant is exercised in full). However, the Additional Warrant may not be exercised for less than 1,000 shares a time.

         Right of Holder to Receive Additional Common Stock Warrants. For each 1,000 shares of Series A Preferred that the holder purchases pursuant to the Additional Warrant, we are required to issue to the holder, without additional consideration, a warrant to purchase 50,000 shares of our common stock. (For example, if the holder purchases 3,000 shares of Series A Preferred pursuant to the Additional Warrant, we would be required to issue to the holder, without additional consideration, a warrant to purchase 150,000 shares of our common stock.) Any such warrants to purchase common stock will have the same terms, including exercise price, as the Common Stock Warrants described above.

         Expiration Date. The Additional Warrant will expire on October 26,
2001.

Registration Rights Agreement

         General

         The securities that we issued in the private placement were not registered under the Securities Act and, consequently, are subject to certain transfer restrictions. In connection with the private placement, we entered into a Registration Rights Agreement with the Investor. In this agreement, we agreed that we would file a registration statement under the Securities Act that would enable the Investor to publicly sell the shares of our common stock that the Investor may acquire upon conversion or exercise of the securities that we issued in the private placement.

         Shares that Will be Registered

         We must register for resale the following shares of our common stock:

         Shares Issuable Upon Conversion of Series A Preferred. We cannot know at this time the number of shares of our common stock that will be issued upon conversion of the Series A Preferred because the conversion price will change as the market price of our common stock changes (as described under "--Terms of Series A Preferred--Conversion"). We have agreed to include in the registration statement two time the aggregate number of shares that, based on the conversion price in effect as of the registration statement filing date, would be issued upon full conversion of all outstanding Series A Preferred and all Series A Preferred that may be issued pursuant to the Additional Warrant. The number of shares that we agreed to include in the registration statement is an arbitrary number that was determined by negotiation between us and the Investor and is not indicative of the actual number of shares that will be issued upon conversion of the Series A Preferred.

         Shares Issuable Upon Warrants. We have agreed to include in the registration statement: the 350,000 shares of common stock that would be issued assuming full exercise of the Common Stock Warrant and the maximum number of additional warrants that may be issued pursuant to the Additional Warrant.

         Damages For Registration Default

         If a Registration Default (as defined below) exists, then we will be required to pay to the Investor damages as follows: (1) $667 per day if a Registration Default has occurred on any day during the period that begins on January 24, 2000 and ends on February 23, 2000, and (2) $1,334 per day if there is a Registration Default on any day thereafter.

         A Registration Default will be deemed to exist if any of the following events has occurred and has not been cured:

         o the registration statement is not filed or declared effective within the time-frames specified in the Registration Rights Agreement;

         o we fail to have reserved and listed for trading, for any period of five consecutive days, a sufficient number of shares of our common stock to cover the potential issuances required pursuant to the securities that we sold to the Investor; or

         o shares may not be sold under the registration statement, for any period of five consecutive days, because of a stop order issued by the SEC, an inaccuracy in the registration statement or certain other reasons.

Lock-up Agreements

         Without the consent of Investor (which Investor has agreed not to unreasonably withhold), we may not issue our capital stock, or any securities convertible into or exercisable for our capital stock, during the following periods: (1) the 270-day period following the date on which the registration statement required by the Registration Rights Agreement is declared effective and (2) the 270-day period following each date on which any Series A Preferred are issued pursuant to the Additional Warrant. The foregoing restriction does not apply, however, to any issuance of shares, for aggregate consideration of at least $10 million, in an underwritten public offering.

Placement Agent Fee

         Millenium Capital Holdings LLC ("Millenium") acted as placement agent with respect to the private placement. In consideration for Millenium's services, we:

         o        paid to Millenium approximately $150,000;

         o issued to them a warrant to purchase 60,000 shares of our common stock;

         o agreed to pay them 7.5% of any proceeds we receive upon exercise of the Additional Warrant; and

         o agreed to issue to them warrants for 30,000 shares of our common stock in respect of each 1,000 shares of Series A Preferred that we issue pursuant to the Additional Warrant.

The warrants issued to Millenium have the same terms, including exercise price, as the Common Stock Warrants issued to the Investor as described above.

                            DESCRIPTION OF SECURITIES

General

         Our certificate of incorporation authorizes us to issue: (1) up to 50,000,000 shares of common stock, par value $0.001 per share, and (2) up to 5,000,000 shares of preferred stock, par value $0.001 per share.

Information Concerning Common Stock

         As of December 15, 1999, there were 33,462,420 shares of our common stock outstanding.

         The holders of common stock:

         o        are entitled to one vote per share;

         o        do not have cumulative voting rights;

         o        do not have preemptive rights;

         o are entitled to receive dividends, if any, that may be declared by the board of directors on the common stock (subject to the rights of preferred stockholders); and

         o upon liquidation, dissolution or winding-up our business, are entitled to any assets remaining after we pay our creditors (subject to the rights of preferred stockholders).

Information Concerning Preferred Stock

         General

         Our Certificate of Incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series. Each series may have different terms, including rights relating to dividends, voting, conversion, redemption, and liquidation preference. Our certificate of Incorporation authorizes our board of directors to fix the terms of each series of preferred stock without obtaining stockholder approval.

         The terms that we establish for our preferred stock could adversely affect our common stock. For example, a series of preferred stock could (1) restrict or prohibit dividends on the common stock, (2) provide that the preferred stock has greater voting rights than the common stock or (3) provide that the holders of the preferred stock have a prior claim on our assets upon any liquidation of our company.

         Series A Preferred

         We have to date designated 5,000 shares of our authorized preferred stock as our "6% Convertible Series A Preferred Stock." As of the date of this prospectus, there were issued and outstanding 2,000 shares of this series. For information concerning the terms of this series, see "October 1999 Private Placement--Terms of the Series A Preferred."

         Possible Anti-Takeover Effects

         As described above, the board of directors has the power to authorize the issuance of our authorized preferred stock and to establish, and fix the terms, of one or more new series of our preferred stock. The board could use this power to discourage unsolicited acquisition proposals or make it more difficult for a third party to obtain control of our company. For example, if the board wishes to discourage a hostile acquiror, the board could issue preferred stock with terms that (1) would adversely affect the securities that the acquiror is planning to acquire or (2) increase the voting power of stockholders that support the incumbent board.

Warrants

         There are currently outstanding warrant to purchase an aggregate of 160,000 shares of our common stock. These warrants provide for an exercise price of $3.03 per share.

         There is also outstanding a warrant pursuant to which we may be required to issue (1) up to an additional 3,000 shares of Series A Preferred and
(2) warrants to purchase up to 150,000 shares of our common stock.

         For additional information concerning our outstanding warrants, see "October 1999 Private Placement--Terms of Common Stock Warrants," "--Terms of Additional Warrant" and "--Placement Agent Fee."

                           CERTAIN CHARTER PROVISIONS

Indemnification

         General

         Under the terms of our certificate of incorporation, we are generally required to indemnify our officers and directors against any claims that may be asserted against them in connection with their activities on behalf our company, subject to specified qualifications. These qualifications include, but are not limited to, the following:

         o we are not required to indemnify a person, unless the person acted in good faith and in a manner that he reasonably believes to be in, or not opposed to, the best interests of our company;

         o in the case of a claim relating to a criminal proceeding, we are not required to indemnify a person, unless the person had no reasonable cause to believe that his conduct was unlawful; and

         o in the case of a claim brought by or on behalf of our company (commonly referred to as a derivative action), we are not required to indemnify a person against any judgment rendered against him, unless and only to the extent that the court determines that such person is fairly and reasonably entitled to such indemnification.

         Undertaking Required by the SEC

         We undertake that, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of our company pursuant to the provisions of our certificate of incorporation, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Advance Notice Provision for Stockholder Nominations

         In order to nominate a director, a stockholder must (1) give advance notice to our company and (2) provide certain information about the nominee. In general, this stockholder notice must be furnished not less than 14 and not more than 50 days prior to the meeting at which directors will be elected. However, if we provide less than 21 days advance notice of the meeting, the stockholder notice may given until the seventh day following the date of our notice.

                            SELLING SECURITY HOLDERS

General

         Certain of our security holders may sell shares of our common stock pursuant to this prospectus as described below. If a selling security holder transfers any of the shares covered by this prospectus, the transferee will be considered a selling security holder for purposes of this prospectus, provided that (1) the transfer was a private placement and (2) the transferee is identified in a supplement to this prospectus.

Shares that may be Sold by ROBI Investors LLC.

         ROBI Investors LLC ("ROBI") is currently the owner of the following securities that we sold to ROBI in a private placement in October 1999:

         o        2,000 share of our Series A Preferred;

         o        a warrant to acquire up to 100,000 shares of our common stock;
                  and

         o a warrant to acquire (1) up to an additional 3,000 share of Series A Preferred and (2) warrants to purchase up to an additional 150,000 shares of our common stock.

         For information concerning these securities, see "October 1999 Private Placement." We refer to these securities collectively as the " Private Placement Securities."

         ROBI may sell, from time to time, pursuant to this prospectus, up to 14,193,104 shares of our common stock that ROBI may acquire upon conversion or exercise of, or as dividends on, the Private Placement Securities and the securities issuable pursuant thereto. (To the extent permitted by Rule 416 under the Securities Act, this prospectus also covers any additional shares of our common stock that we may be required to issue by reason of any adjustment necessary to reflect any stock split, stock dividend or similar transaction involving our common stock.)

         The number of shares that we have included in this prospectus is an arbitrary number that was determined by negotiation between us and ROBI and is not indicative of the actual number of shares that will be issued pursuant to the Private Placement Securities. The actual number cannot be known at this time because the conversion price for the Series A Preferred is linked to the future market value of our common stock. See "October 1999 Private Placement-- Terms of Series A Preferred--Conversion" and "--Registration Rights."

         As of December 1, 1999, ROBI was the only holder of our outstanding Series A Preferred.

Shares that may be Sold by Millenium Capital Holdings LLC

         Millenium Capital Holdings LLC ("Millenium") acted as placement agent with respect to our October 1999 private placement. As part of our compensation arrangement with Millenium, we (1) issued to Millenium a warrant to purchase shares of our common stock and (2) agreed to issue to Millenium certain additional common stock warrants in the event that ROBI purchases additional shares of our Series A Preferred. For information concerning these warrants, see "October 1999 Private Placement--Placement Agent Fee."

         Millenium may sell, from time to time, pursuant to this prospectus, up to 150,000 shares of our common stock that may be acquired upon exercise of the warrants that we issued, or may hereafter issue, to Millenium as described above. (To the extent permitted by Rule 416 under the

Securities Act, this prospectus also covers any additional shares of our common stock that we may be required to issue by reason of any adjustment necessary to reflect any stock split, stock dividend or similar transaction involving our common stock.)

                              PLAN OF DISTRIBUTION

         The selling security holders may sell shares:

         o through the OTC Bulletin Board, any other over-the-counter market, any stock exchange on which the shares may hereafter be listed, in privately negotiated transactions or otherwise;

         o directly to purchasers or through agents, brokers, dealers or underwriters; and

         o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

         If a selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

         To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus.

                                  LEGAL MATTERS

         Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by the Law Offices of Michael Eisner, Los Angeles, California.

                                     EXPERTS

         The financial statements of Intelliquis Intentional, Inc. and subsidiary as of December 31, 1997 and December 31, 1998, and for the period from June 9, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1998, have been audited by Crouch, Bierwolf & Chisholm, independent auditors, as set forth in their report thereon which appears elsewhere in this prospectus. We have included these financial statements in this prospectus in reliance on such report of Crouch, Bierwolf & Chisholm given upon the authority of such firm as experts in accounting and auditing.

                         INTELLIQUIS INTERNATIONAL, INC.

                              FINANCIAL STATEMENTS

                                    CONTENTS

For the period from June 9, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998



       Independent Auditor's Report                                  F-2
       Balance Sheets                                                F-3
       Statements of Operations                                      F-4
       Statements of Cash Flows                                      F-5
       Statements of Stockholders' Equity                            F-6
       Notes to Financial Statements.                    F-7 through F-9



                       For the nine months ended September 30, 1999

                                       (unaudited)

       Balance Sheets                                               F-10
       Statements of Operations                                     F-11
       Statements of Cash Flows                                     F-12
       Notes to Financial Statements.                  F-13 through F-16

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders of Intelliquis International, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheets of Intelliquis International, Inc. (a Nevada corporation) and subsidiary, as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from June 9, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelliquis International, Inc. and subsidiary as of December 31, 1998 and 1997 and the results of its operations and cash flows for the period from June 9, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.




                                        Crouch, Bierwolf & Chisholm

Salt Lake City, Utah
March 5, 1999

                      Intelliquis International, Inc. and Subsidiary
                               Consolidated Balance Sheets

                                          Assets

                                                     December 31, December 31,
                                                          1998         1997
                                                      ----------  ----------

Current assets
    Cash                                              $   23,074  $   52,455
   Accounts receivable (Note 2)                          619,966      28,067
   Inventory (Note 2)                                    130,517      18,398
   Prepaid expenses                                        6,838       8,253
   Deposits                                                  500         -
                                                      ----------  ----------
                                                         780,895     107,173

Property, Plant & Equipment (Note 2)                      54,297      16,533

Other assets
   Certificate of deposit (Note 2)                        40,351         -
   Intangibles (Note 2)                                    8,328      10,444
                                                      ----------  ----------

Total Assets                                          $  883,871  $  134,150
                                                      ==========  ==========

                      Liabilities and Stockholders' Equity

Current Liabilities
   Accounts payable and accrued expenses              $  502,973  $   18,673
   Short term notes (Note 3)                             104,500         -
   Short term notes - related party (Note 4)              85,000         -
                                                      ----------  ----------
                                                         692,473      18,673

Stockholders' Equity
   Preferred Stock, 5,000,000 shares authorized,
    par value $.001, no shares outstanding                   -           -
   Common Stock, 50,000,000 shares authorized,
    $.001 par, 37,759,233 shares issued and
    outstanding                                           37,759         -
   Members equity (1997) (Note 6)                            -       170,000
   Additional paid in capital                            132,241         -
   Retained earnings (deficit)                            21,398     (54,523)
                                                      ----------  ----------

                                                         191,398     115,477
                                                      ----------  ----------

Total Liabilities and Stockholders' Equity            $  883,871  $  134,150
                                                      ==========  ==========


    The accompanying notes are an integral part of these financial statements
                                       F-3

                      Intelliquis International, Inc. and Subsidiary
                          Consolidated Statements of Operations



                                                                   Period from
                                                       For the    June 9, 1997
                                                     Year Ended  (Inception) to
                                                     December 31,  December 31,
                                                       1998           1997
                                                      ----------  ----------


Sales                                                 $1,461,196  $   34,709

Cost of Sales                                            355,613       4,948
                                                      ----------  ----------

Gross Margin                                           1,105,583      29,761

Expenses:
   Sales & Marketing                                     596,125      36,443
   General & Administrative                              430,304      47,841
                                                      ----------  ----------

          Total Expenses                               1,026,429      84,284
                                                      ----------  ----------

Operating Income (Loss)                                   79,154     (54,523)

Other Income (Expense)                                    (3,233)         -

Net Income (Loss) before Taxes                            75,921     (54,523)

Taxes (Note 1)                                                -           -
                                                      ----------  ----------

Net Income (Loss)                                     $   75,921  $  (54,523)
                                                      ==========  ==========

Pro Forma Income Taxes (Unaudited)                        17,859          -
                                                      ----------  ----------

Pro Forma Net Income (Loss) (Unaudited)               $   58,062  $  (54,523)
                                                      ==========  ==========



    The accompanying notes are an integral part of these financial statements
                                       F-4

                 Intelliquis International, Inc. and Subsidiary
                      Consolidated Statements of Cash Flows
                                                                   Period from
                                                       For the    June 9, 1997
                                                     Year Ended  (Inception) to
                                                     December 31,  December 31,
                                                       1998           1997
                                                      ----------  ----------

Operating Activities:
     Net income (loss)                                $   75,921  $  (54,523)
     Non Cash Flow Items:
         Depreciation & Amortization                      10,756       4,630
     Changes in assets and liabilities
          (increase) in accounts receivable             (591,899)    (28,067)
          (increase) in inventory                       (112,119)    (18,398)
          decrease (increase) in prepaids &  deposits        915      (8,253)
          decrease in accounts payable &
            accrued expenses                             484,300      18,673
                                                      ----------  ----------

Net Cash Flows used in
 Operating Activities                                   (132,126)    (85,938)
                                                      ----------  ----------

Financing Activities:
     Cash from stock sales / LLC units                        -      170,000
     Purchase of certificates of deposits                (40,000)         -
                                                      ----------  ----------

Net Cash provided by (used) for
 Financing Activities                                    (40,000)    170,000
                                                      ----------  ----------

Investing Activities:
     Purchase of fixed assets                            (46,404)    (21,030)
     Purchase of intangibles & other assets                 (351)    (10,577)
     Cash from short term debt                           189,500          -
                                                      ----------  ----------

Net Cash Flows provided (used) for
 Investing Activities                                    142,745     (31,607)
                                                      ----------  ----------

Net increase (decrease) in cash                          (29,381)     52,455

Cash, beginning of year                                   52,455          -
                                                      ----------  ----------

Cash, end of year                                     $   23,074  $   52,455
                                                      ==========  ==========

Supplemental Cash Flow Information
   Cash Paid for:
     Taxes                                            $       -   $       -
     Interest                                         $    2,334  $       -


    The accompanying notes are an integral part of these financial statements
                                       F-5



                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Statements of Stockholders Equity


                                                          Common Stock               Paid in           Members'        Retained
                                                      Shares        Amount           Capital           Equity
                                                 ------------     ------------     ------------     ------------
                                                                                                   Deficit/Earnings
                                                                                                   ----------------

Balance, June 9, 1997(inception)                          -       $         -      $         -      $         -      $         -

Members contributions (Note 6)                            -                 -                -           170,000               -

Net loss                                                  -                 -                -                            (54,523)
                                                 ------------     ------------     ------------     ------------     ------------


Balance, December 31, 1997                                -                 -                -           170,000          (54,523)

Issuance of Common Stock for purchase
   Of Intelliquis International, Inc. (Note 6)     37,759,233           37,759          132,241         (170,000)              -

Net Income                                                                  -                -                -            75,921
                                                 ------------     ------------     ------------     ------------     ------------

Balance, December 31, 1998                         37,759,233     $     37,759     $    132,241     $         -      $     21,398
                                                 ============     ============     ============     ============     ============


    The accompanying notes are an integral part of these financial statements
                                       F-6

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1998


NOTE 1 - Background and History

         Intelliquis LLC (originally Intelliquis Corp.) was formed on June 9, 1997 as a Utah corporation, commenced operations in October 1997 and reorganized as a Utah limited liability company in December 1997. On December 31, 1998, Intelliquis LLC combined with a public shell company (i.e., a public company with no assets or liabilities). This transaction involved the following elements: (1) the owners of Intelliquis LLC transferred their interests in Intelliquis LLC to the public shell company in exchange for shares of common stock of the public shell company, which resulted in Intelliquis LLC becoming a subsidiary of the public shell company; (2) the management of Intelliquis LLC became the management of the public shell company; and
         (3) the public shell company, a Nevada corporation, changed its name from "Leesburg Land & Mining, Inc." to "Intelliquis International, Inc." For accounting purposes, this combination has been treated as a "reverse merger." Under this treatment, (i) the post-combination company has been treated as a continuation of Intelliquis LLC rather than a continuation of the public shell company and (ii) the transaction has been treated as the issuance of interests in Intelliquis for the net monetary assets of the public shell company accompanied by a recapitalization. In view of the foregoing, the financial statements do not include the results of the public shell company for any period prior to the combination. The term the "Company" as used in these financial statements refers to Intelliquis LLC with respect to periods prior to such combination and refers to Intelliquis International, Inc. and subsidiary with respect to periods following such combination.

         The Company sells software products for personal computers and the Internet. The Company license or acquire these products from software developers and does not independently develop new products.

NOTE 2 - Significant Accounting Policies

         Cash and Cash Equivalents The Company considers all short term, highly liquid investments that are readily convertible to known amounts as cash equivalents.

         Intangible Assets Intangible assets consist of contract design work and goodwill. Both intangibles are being amortized over 60 months on the straight line method. Amortization expense for 1997 was $133 and $2,115 for 1998.

         Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve extensive reliance on management's estimates. Actual results could differ from those estimates.

         Income Taxes The Company adopted Statement of Financial Standards No. 109 "Accounting for Income taxes" in the fiscal year ended December 31, 1998 and was applied retroactively.

         Statement of Financial Accounting Standards No. 109 " Accounting for Income Taxes" requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.

         Deferred income taxes result from temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. There were no temporary differences at December 31, 1998 and earlier years; accordingly, no deferred tax liabilities have been recognized for all years.


    The accompanying notes are an integral part of these financial statements
                                       F-7

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1998


NOTE 2 - Significant Accounting Policies (continued)

         Intelliquis International, Inc. had cumulative net operating loss carryforwards of over $4,000,000 at December 31, 1998. No effect has been shown in the financial statements for the net operating loss carryforwards as the likelihood of future tax benefit from such net operating loss carryforwards is highly improbable. Accordingly, the potential tax benefits of the net operating loss carryforwards, estimated based upon current tax rates at December 31, 1998 have been offset by valuation reserves of the same amount.

         The Company was a limited liability company (LLC) in 1997 and 1998. LLC's report their earnings on a partnership tax return and no tax liability accrued at the company level. Taxable income is allocated to its individual members and tax paid by each member. The unaudited Pro Forma income tax information included in the statements of operations is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for the period from June 9, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998. The Company incurred no Pro Forma deferred taxation charges, as there were no significant temporary differences during such periods. Pro forma deferred tax assets were not recognized for net operating losses incurred by Intelliquis International, Inc. due to uncertainty as to their ultimate recoverability.

         Inventory consists of finished goods (assembled and unassembled computer software) that is valued at lower of cost (FIFO) or market.

         Certificate of Deposit The Company holds a Certificate of Deposit. The Company has pledged this certificate of deposit as partial security for a short term loan from the Company's bank (see Note 3). The certificate matures on March 10, 1999, the same day that the loan is due. Interest is stated at 4.91%.

         Fixed Assets

            Fixed assets consist of the following:
                                                        December 31,
                                                     1998            1997
                                                ------------   -----------
              Computer Equipment & Software     $     32,886   $    12,464
              Office Equipment & Furniture            34,549         8,566
                                                ------------   -----------
                                                      67,435        21,030
              Less: Accumulated Depreciation         (13,138)       (4,497)
                                                ------------   -----------

                                                $     54,297   $    16,533
                                                ============   ===========

         Computer equipment and software is being depreciated on the straight line method over three to five years. Office equipment is being depreciated on the straight line method over five years. Depreciation expense is $4,497 and $8,641 for 1997 and 1998, respectively.

         Principles of Consolidation Since December 31, 1998, the Company has consisted of the parent corporation, Intelliquis International, Inc., and its subsidiary, Intelliquis LLC. The two companies together report as a consolidated group known as the "Company." All intercompany accounts and transactions have been eliminated.

         Accounts Receivable Accounts Receivable is shown net of allowance for returns of $186,660 and $0 and allowance for bad debt of $150,000 and $0 for 1998 and 1997, respectively.


    The accompanying notes are an integral part of these financial statements
                                       F-8

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1998


NOTE 3 - Short Term Notes

         The Company has acquired short term borrowing for working capital as follows:

              Note payable to a bank, secured by
                 $40,000 certificate of deposit,
                 all assets of the Company and
                 personal guarantees from the
                 corporation officers, interest
                 stated at 10%, due March 10, 1999             $    79,500

              Note payable to an individual, no
                 security, interest stated at 25%
                 payable in January 1999                            25,000
                                                               -----------

                                                               $   104,500
                                                               ===========

         Interest expense for 1998 was $3,584.

NOTE 4 - Short Term Notes - Related Party

         The Company has acquired short term financing from two officers of the corporation. One loan was for $80,000 and the other for $5,000. These are demand notes with no interest accruing. The $80,000 was paid in 1999.

NOTE 5 - Economic Dependency

         The Company currently uses one major distributor for most of its sales. That distributor accounted for 67% of all sales in 1998. The Company could recognize significant declines in sales if the distributor or the Company chooses to alter its current sales relationship.

NOTE 6 - Member Contributions/Common Stock Transactions

         Intelliquis LLC (originally Intelliquis Corp.) was formed on June 9, 1997 as a Utah corporation, commenced operations in October 1997 and reorganized as a Utah limited liability company in December 1997, at which time it received $170,000 of member contributions for start up operations.

         On December 31, 1998, Intelliquis LLC combined with Leesburg Land & Mining, Inc., which was a public shell company. As part of this transaction, (1) the public shell company issued 32,511,600 shares of its common stock in exchange for 100% of the membership interests of Intelliquis LLC, which resulted in Intelliquis LLC becoming a subsidiary of the public shell company; (2) the management of Intelliquis LLC became the management of the public shell company; and
         (3) the public shell company, a Nevada corporation, changed its name from "Leesburg Land & Mining, Inc." to "Intelliquis International, Inc.". Before this transaction, the public shell company had 5,247,633 shares outstanding with no assets and no liabilities.

NOTE 7 - Subsequent Events

         In 1999, the Company leased office space for a term of three years at $4,000 per month. In 1999, the Company repurchased 6,202,944 of the Company shares for $160,000.


    The accompanying notes are an integral part of these financial statements
                                       F-9

                 Intelliquis International, Inc. and Subsidiary
                            Condensed Balance Sheets


                                          Assets
                                                    September 30, December 31,
                                                          1999        1998
                                                      ----------  ----------
                                                      (Unaudited)  (Audited)
Current assets
    Cash                                              $   45,706  $   23,074
   Accounts receivable (Note 2)                        4,448,550     619,966
   Inventory (Note 2)                                    373,539     130,517
   Prepaid expenses                                       17,479       6,838
   Deposits                                                8,799         500
                                                      ----------  ----------
                                                       4,894,073     780,895

Property, Plant & Equipment (Note 2)                     164,623      54,297

Other assets
   Certificate of deposit (Note 2)                        42,003      40,351
   Intangibles (Note 2)                                    6,743       8,328
                                                      ----------  ----------

Total Assets                                          $5,107,442  $  883,871
                                                      ==========  ==========

                           Liabilities and Stockholders' Equity

Current Liabilities
   Accounts payable and accrued expenses              $2,852,980  $  502,973
   Short term notes (Note 3)                             337,596     104,500
   Short term notes - related party (Note 4)               1,000      85,000
                                                      ----------  ----------
                                                       3,191,576     692,473
   Commitments and Contingencies (Note 8)

Stockholders' Equity
   Preferred Stock, 5,000,000 shares authorized,
    par value $.001, no shares outstanding                    -           -
   Common Stock, 50,000,000 shares authorized,
    $.001 par, 39,665,364 and 37,759,233
    shares issued and outstanding, respectively
     (Note 6)                                             39,665      37,759
   Additional paid in capital                          1,342,335     132,241
   Retained earnings                                     693,866      21,398
   Treasury Stock (Note 6)                              (160,000)      -
                                                      ----------  ----------

                                                       1,915,866     191,398
                                                      ----------  ----------

Total Liabilities and Stockholders' Equity            $5,107,442  $  883,871
                                                      ==========  ==========



    The accompanying notes are an integral part of these financial statements
                                       F-10

                      Intelliquis International, Inc. and Subsidiary
                            Condensed Statements of Operations
                                For the nine months ended
                               September 30, 1999 and 1998
                                       (Unaudited)

                                                      Nine Months Ended
                                             September 30,        September 30,
                                                  1999                1998
                                             -------------      --------------

Sales                                        $   6,467,014      $   1,382,961

Cost of Sales                                    3,214,038            293,552
                                             -------------      -------------

Gross Margin                                     3,252,976          1,089,409

Expenses:
   Sales & Marketing                               926,830          425,639
   General & Administrative                      1,100,526           238,234
                                             -------------      -------------

          Total Expenses                         2,027,356           663,873
                                             -------------      -------------

Operating Income (Loss)                          1,225,620           425,536

Other Income (Expense)                            (122,967)             (643)

Net Income (Loss) before Taxes                   1,102,653           424,893

Taxes (Note 1)                                     430,185              -
                                             -------------      -------------

Net Income (Note 6)                          $     672,468      $     424,893
                                            ==============      =============

Pro Forma Income Taxes                                                165,908
                                                                -------------

Pro Forma Net Income                                            $     258,985
                                                                =============

Net Income Per Share (Note 6)                $        .020
                                            ==============

Total average shares outstanding                33,925,794
                                            ==============


    The accompanying notes are an integral part of these financial statements
                                       F-11

                 Intelliquis International, Inc. and Subsidiary
                            Statements of Cash Flows
                            For the nine months ended
                           September 30, 1999 and 1998
                                   (Unaudited)


                                                         Nine Months Ended
                                                           September 30,
                                                         1999         1998
                                                      ----------   ----------

Operating Activities:
     Net income                                      $   672,468  $   424,893
     Non Cash Flow Items:
         Depreciation & Amortization                      23,827        6,831
     Changes in assets and liabilities
          (increase) in accounts receivable           (3,828,584)    (887,124)
          (increase) in inventory                       (243,022)     (16,588)
          (increase) in prepaid expenses &
            deposits                                     (18,940)      (3,995)
          decrease in accounts payable &
            accrued expenses                           2,350,007      334,037
                                                     -----------  -----------

Net Cash Flows used in
 Operating Activities                                 (1,044,244)    (141,946)
                                                     -----------  -----------

Financing Activities:
     Cash from private placement of stock              1,062,000           -
     Stock issued for public relations services          150,000           -
     Purchase of treasury stock                         (160,000)          -
                                                     -----------  -----------


Net Cash Flows provided by (used)
 Financing Activities                                  1,052,000           -
                                                     -----------  -----------


Investing Activities:
     Purchase of fixed assets                           (132,568)     (26,562)
     Purchase of intangibles & other assets               (1,652)     (40,000)
     Proceeds from short-term debt                       257,096      153,478
     Cash used to pay-off short-term debt               (108,000)          -
                                                     -----------  -----------

Net Cash Flows provided (used) in investing
  activities                                              14,876       86,916
                                                     -----------  -----------

Net increase (decrease) in cash                           22,632      (55,030)

Cash, beginning of year                                   23,074       52,455
                                                     -----------  -----------

Cash, end of period                                  $    45,706 ($     2,575)
                                                     ===========  ===========

Supplemental Cash Flow Information
   Cash Paid for:
     Taxes                                           $        -   $        -
     Interest                                        $    12,509  $       643



    The accompanying notes are an integral part of these financial statements
                                       F-12

                 Intelliquis International, Inc. and Subsidiary
                        Notes to The Financial Statements
                              September 30, 1999


NOTE 1 - Background and History

      Intelliquis LLC (originally Intelliquis Corp.) was formed on June 9, 1997 as a Utah corporation, commenced operations in October 1997 and reorganized as a Utah limited liability company in December 1997. On December 31, 1998, Intelliquis LLC combined with a public shell company (i.e., a public company with no assets or liabilities). This transaction involved the following elements: (1) the owners of Intelliquis LLC transferred their interests in Intelliquis LLC to the public shell company in exchange for shares of common stock of the public shell company, which resulted in Intelliquis LLC becoming a subsidiary of the public shell company; (2) the management of Intelliquis LLC became the management of the public shell company; and (3) the public shell company, a Nevada corporation, changed its name from "Leesburg Land & Mining, Inc." to "Intelliquis International, Inc." For accounting purposes, this combination has been treated as a "reverse merger." Under this treatment,
      (i) the post-combination company has been treated as a continuation of Intelliquis LLC rather than a continuation of the public shell company and
      (ii) the transaction has been treated as the issuance of interests in Intelliquis for the net monetary assets of the public shell company accompanied by a recapitalization. In view of the foregoing, the financial statements do not include the results of the public shell company for any period prior to the combination. The term the "Company" as used in these financial statements refers to Intelliquis LLC with respect to periods prior to such combination and refers to Intelliquis International, Inc. and subsidiary with respect to periods following such combination.

       The Company sells software products for personal computers and the Internet. The Company license or acquire these products from software developers and does not independently develop new products.

NOTE 2 - Significant Accounting Policies

      Cash and Cash Equivalents The Company considers all short term, highly liquid investments that are readily convertible to known amounts as cash equivalents.

      Intangible Assets Intangible assets consist of contract design work and goodwill. Both intangibles are being amortized over 60 months on the straight line method. Amortization expense for the first nine months of 1999 and 1998 was $1,586 and $1,058, respectively.

      Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve extensive reliance on management's estimates. Actual results could differ from those estimates.

      Income Taxes The Company adopted Statement of Financial Standards No. 109 "Accounting for Income Taxes" in the fiscal year ended December 31, 1998 and applied it retroactively.

      Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.

      The federal income tax provision is $375,052 and $0 for the first nine months of 1999 and 1998, respectively. The state tax provision is $55,133 and $0 for the first nine months of 1999 and 1998, respectively.

      Deferred income taxes result from temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. There were no temporary differences at December 31, 1998 and earlier years; accordingly, no deferred tax liabilities have been recognized for all periods.



    The accompanying notes are an integral part of these financial statements
                                       F-13

                Intelliquis International, Inc. and Subsidiary
                      Notes to The Financial Statements
                              September 30, 1999


      Intelliquis International, Inc. had cumulative net operating loss carry forwards of more than $4,000,000 at December 31, 1998. No effect has been shown in the financial statements for the net operating loss carry forwards as the likelihood of future tax benefit from such net operating loss carry forwards is highly improbable. Accordingly, the potential tax benefits of the net operating loss carry forwards, estimated based upon current tax rates at December 31, 1998, have been offset by valuation reserves of the same amount.

      The Company was a limited liability company (LLC) in 1997 and 1998. LLC's report their earnings on a partnership tax return and no tax liability accrued at the company level. Taxable income is allocated to its individual members and tax paid by each member. The unaudited Pro Forma income tax information included in the statements of operations is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for the for the period from June 9, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998. The Company incurred no Pro Forma deferred taxation charges, as there were no significant temporary differences during these periods. Pro forma deferred tax assets were not recognized for net operating losses incurred by the Company due to uncertainty as to their ultimate recoverability.

      Inventory consists of finished goods (assembled and unassembled computer software) that are valued at lower of cost (FIFO) or market.

      Certificate of Deposit The Company holds a Certificate of Deposit. The Company has pledged this certificate of deposit as partial security for a short term loan from the Company's bank (see Note 3). The certificate matures on March 10, 2000. Interest is stated at 4.91%.

      Fixed Assets

         Fixed assets consist of the following:
                                                September 30,  December 31,
                                                     1999           1998
                                                ------------   -----------
              Computer Equipment & Software     $    142,020   $    32,886
              Office Equipment & Furniture            57,983        34,549
                                                ------------   -----------
                                                     200,003        67,435
              Less: Accumulated Depreciation         (35,380)      (13,138)
                                                ------------   -----------
                                                $    164,623   $    54,297
                                                ============   ===========

      Computer equipment and software is being depreciated on the straight-line method over three to five years. Office equipment is being depreciated on the straight-line method over five years. Depreciation expense was $8,641 for 1998. For the third quarter the depreciation expense is $11,106 and $2,652 for 1999 and 1998, respectively. For the first nine months the depreciation expense is $22,242 for 1999 and $5,774 for 1998.

      Principles of Consolidation Since December 31, 1998, the Company has consisted of the parent corporation, Intelliquis International, Inc., and its subsidiary, Intelliquis LLC. The two companies together report as a consolidated group referred to here as the "Company". All inter-company accounts and transactions have been eliminated.



NOTE 3 - Short Term Notes

Accounts Receivable

      Accounts Receivable are shown net of allowance for returns of $411,446 and $186,660 and allowance for bad debt of $210,000 and $150,000 for the nine months ended September 30, 1999 and for fiscal year 1998, respectively.


    The accompanying notes are an integral part of these financial statements
                                       F-14

                Intelliquis International, Inc. and Subsidiary
                      Notes to The Financial Statements
                              September 30, 1999


      The Company has acquired short term borrowing for working capital as follows:

                                                     September 30, December 31,
                                                         1999          1998
                                                     -----------   -----------

           Note payable to a bank, secured by
              $40,000 certificate of deposit,
              all assets of the Company and
              personal guarantees from certain
              officers of the corporation,
              interest stated at 10%,
               due March 10, 2000                   $     79,500   $    79,500

           Line of credit payable to a private
             lending institution, secured by
             inventory and personal guarantees
             from certain officers of the
             corporation, interest stated at 7%
             per month                                   258,096           -

           Note payable to an individual, no
              security, interest stated at 25%
              payable in January 1999                         -         25,000
                                                     -----------   -----------

                                                     $   337,596   $   104,500
                                                     ===========   ===========

      Interest expense for fiscal 1998 was $3,584. The Company incurred interest expense of $68,749 and $643 for the first nine months of 1999 and 1998, respectively.

NOTE 4 - Short Term Advances - Related Party

      The Company has acquired short term financing from two officers of the corporation. One advance was for $80,000 and was paid during the first quarter of 1999. The other advance is for $5,000 of which $4,000 was paid during the second quarter of 1999.

NOTE 5 - Economic Dependency

      The Company currently uses one major distributor for most of its sales. That distributor accounted for 47% and 95% of sales in the first nine months of 1999 and 1998, respectively. The Company could recognize significant declines in sales if that distributor or the Company chooses to alter its current sales relationship.

NOTE 6 - Member Contributions/Common Stock Transactions

      In 1998, the Company operated as a limited liability company until December 31, 1998. On December 31, 1998, Intelliquis LLC combined with Leesburg Land & Mining, Inc., which was a public shell company. As part of this transaction, (1) the public shell company issued 32,511,600 shares of its common stock in exchange for 100% of the membership interests of Intelliquis LLC, which resulted in Intelliquis LLC becoming a subsidiary of the public shell company; (2) the management of Intelliquis LLC became the management of the public shell company; and (3) the public shell company, a Nevada corporation, changed its name from "Leesburg Land & Mining, Inc." to "Intelliquis International, Inc.". Before this transaction, the public shell company had 5,247,633 shares outstanding with no assets and no liabilities. Net income per share or total


    The accompanying notes are an integral part of these financial statements
                                       F-15

                Intelliquis International, Inc. and Subsidiary
                      Notes to The Financial Statements
                              September 30, 1999


      average shares outstanding are not indicated for the first nine months of 1998 because the company was operating as a limited liability company during that time.

      On April 12, 1999 the Company announced a 3-for-1 stock split payable to shareholders of record as of the close of business on April 23, 1999. The payout date was April 29, 1999 and the execution date was April 30, 1999. All numbers pertaining to the shares of the company have been reported giving retroactive effect to the 3-for-1 stock split.

      Private Placement During the first quarter of 1999, the Company concluded a private placement offering of common stock. The amount raised was $1,062,000 with 1,446,000 shares issued. In addition, In April 1999, the Company sold 9,000 shares at a price of $1.07 per share and issued an aggregate of 359,787 shares as payment for legal, public relations and other services. Also, in the first quarter of 1999, the Company repurchased 6,202,944 of the company shares for $160,000.


NOTE 7 - Subsequent Events

      In October of 1999, the company concluded a private placement offering of two thousand (2,000) shares of 6% Convertible Series A Preferred Stock at $1,000 per share and warrants to purchase one hundred thousand (100,000) shares of Common Stock. The total amount raised was $2,000,000 for the Preferred Stock and $100 for the warrants.

NOTE 8 - Commitments and Contingencies

      On May 6, 1999, On The Planet, Inc. filed a lawsuit in the United States District Court for the District of Utah against Intelliquis International, Inc. ("Intelliquis"). The claims purportedly arise out of a Software Rights Agreement under which Intelliquis granted On The Planet "an exclusive license for direct sales along with a nonexclusive license for all other sales including but not limited to retail sales" for certain Y2K fix software identified therein. On The Planet asserts that Intelliquis violated that Agreement by engaging in direct sales or giving third parties a license to engage in direct sales of the Y2K fix software and other related products. On The Planet asserts claims of copyright infringement, breach of contract and fraud. In addition to injunctive relief, On The Planet is seeking unspecified damages including profits lost through the direct sales of the Y2K fix software, as well as attorneys' fees and punitive damages. In response to the lawsuit filed by On The Planet, Intelliquis has denied the claims filed against it and has filed counterclaims seeking rescission of the Software Rights Agreement and asserting breach of contract of that Agreement. Intelliquis has also filed additional claims against On The Planet and its principal, Ernest Hemple, arising from conduct that Intelliquis believes constitutes defamation and interference with contract. If an amicable resolution is not reached in the near future, Intelliquis intends to vigorously defend the action and prosecute its counterclaims.


    The accompanying notes are an integral part of these financial statements
                                       F-16

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Under the terms of our certificate of incorporation, we are generally required to indemnify our officers and directors against any claims that may be asserted against them in connection with their activities on behalf our company, subject to specified qualifications. These qualifications include, but are not limited to, the following:

         o we are not required to indemnify a person, unless the person acted in good faith and in a manner that he reasonably believes to be in, or not opposed to, the best interests of our company;

         o in the case of a claim relating to a criminal proceeding, we are not required to indemnify a person, unless the person had no reasonable cause to believe that his conduct was unlawful; and

         o in the case of a claim brought by or on behalf of our company (commonly referred to as a derivative action), we are not required to indemnify a person against any judgment rendered against him, unless and only to the extent that the court determines that such person is fairly and reasonably entitled to such indemnification.

 Item 25.  Other Expenses of Issuance and Distribution

         Our expenses in connection with the distribution of the securities being registered hereunder are set forth below. All expenses are estimated other than the SEC registration fee.

 Securities and Exchange Commission registration fee...        $2,651.00
 Printing expenses.....................................         3,000.00
 Accounting fees and expenses..........................        40,000.00
 Legal fees and expenses ..............................       125,000.00
 Miscellaneous.........................................        15,000.00
                                                             -----------
        Total..........................................      $185,651.00
                                                             ===========

Item 26.  Recent Sale of Unregistered Securities

         We have set forth below certain information concerning the unregistered securities that we have heretofore issued. This information gives effect to a 3-for-1 stock split previously effected. We issued these securities without registration in reliance on the exemption contemplated by Section 4(2) of the Securities Act of 1933 for transactions not involving a public offering.

1.    Initial Issuance of Membership Interests in Intelliquis LLC

         Intelliquis LLC was initially capitalized in 1997 by capital contributions from its founding members. The table below shows for each such member (1) the amount of capital contributed by such member, (2) the initial percentage ownership interest in Intelliquis LLC that each such member obtained, and (3) the number of shares of Intelliquis common stock into which such interest was converted when Intelliquis LLC combined with a public shell company on December 31, 1998 (as described in Part 1 of this Registration Statement under "Corporate History--Combination with Public Shell Company).

                                                         Number of Shares of
                                                         Common Stock Into Which
                 Capital            Ownership Interest   Interest in Intelliquis
Name             Contribution       in Intelliquis LLC   LLC was converted
---------------  -----------------  -------------------  -----------------------
Say Thean Lim          $160,000           51%                16,636,752
Bernard Yaw              $6,000           16%                5,201,856
Mark Tippets             $2,000           16%                5,336,496
Blair Barret             $2,000           16%                5,336,496


2.    Shares Issued in Connection with Combination with Public Shell Company

         On December 31, 1998, Intelliquis became a public company by combining with an existing public shell company" (as described in Part 1 of this Registration Statement under "Corporate History--Combination with Public Shell Company). The following shares of common stock were issued by the public shell company in connection with such transaction.

         2.1. The four members of Intelliquis LLC were issued, in the aggregate, 32,511,600 shares of common stock in exchange for their membership interests as indicated in the table above.

         2.2. The following employees of Intelliquis were issued shares for no or nominal consideration: Jeff Nichols (48,048 shares); Joe Christensen (14,256 shares); Darren Burbank (4,752); Dave Jones (24,288).

3.    Other Shares of Common Stock Issued

         3.1. In the first quarter of 1999, we sold an aggregate of 1,446,000 shares to the following individuals: Say Thean Lim (450,000 shares at a price of $0.67 per share); Bill Chipman (18,000 shares at a price of $1.07 per share); A-Vision (450,000 shares at a price of $0.67 per share); Allen Gelbard (450,000 shares at a price of $0.78 per share); Kent Huff (18,000 shares at a price of $1.07 per share); and Hubert Michaud (60,000 shares at a price of $1.07 per share).

         3.2. In April 1999, we sold 9,000 shares to Bill Chipman at a price of $1.07 per share.

         3.3. In April 1999, we issued to Nathan Drage an aggregate of 359,787 shares as payment for legal, public relations and other services.

4. Issuance of Series A Preferred and Common Stock Warrant in October 1999 Private Placement

         In October 1999, we issued shares of our 6% Convertible Series A Preferred Stock and related warrants (as described in Part 1 of this Registration Statement under "October 1999 Private Placement).

Item 27.  Exhibits

 Exhibit Number        Description

 3.1 Certificate of Incorporation of Leesburg Land and Mining, Inc. (subsequently renamed
                       Intelliquis International, Inc.)*

 3.2 Certificate of Merger of Leesburg Land and Mining, Inc., a Colorado corporation, into Leesburg Land and Mining, Inc. (subsequently renamed Intelliquis International , Inc.), a Nevada corporation*

 3.3 Articles of Amendment to the Articles of Incorporation of Leesburg Land and Mining, Inc. dated January 7, 1999 (which amendment changed the name of the corporation to Intelliquis
                       International , Inc.)*

 3.4 Articles of Amendment to the Articles of Incorporation of Intelliquis International, Inc. dated April 21, 1999 (which amendment effected a 3-for-one stock split)*

 3.5                   Certificate of Designations of Series A 6%
                       Convertible Preferred Stock of Intelliquis
                       International, Inc.*

 3.6                   By-laws of Intelliquis International, Inc.*

 5.1                   Opinion of Michael Eisner, Esq.*

 10.1 Acquisition Agreement between Leesburg Land and Mining, Inc. and the equity owners of Intelliquis LLC (incorporated by reference to Exhibit 2 to the Report on Form 8-K dated January 22, 1999, by Leesburg Land and Mining, Inc.)

 10.2                  Securities Purchase Agreement dated as of
                       October 26, 1999, between Intelliquis
                       International, Inc. and ROBI Investors LLC*

 10.3 Warrant to Purchase Common Stock of Intelliquis International, Inc. issued to ROBI Investors LLC*

 10.4 Conditional Warrant to Purchase 6% Convertible Series A Preferred Stock and Warrants to
                       Purchase Common Stock issued to ROBI Investors LLC*

 10.5 Warrant to Purchase Common Stock of Intelliquis International, Inc. issued to Millenium Capital Holdings*

                       LLC*

 10.6                  Registration Rights Agreement dated as of
                       October 26, 1999, between Intelliquis
                       International, Inc. and ROBI Investors LLC*

 10.7                  Employment Agreement between Intelliquis
                       International, Inc. and Bernard Yaw*

 10.8                  Employment Agreement between Intelliquis
                       International, Inc. and Mark Tippets*

 10.9 Distribution Agreement dated as of November 22, 1999, between Ingram Micro Inc. and Intelliquis International, Inc.*

 21                    List of Subsidiaries of Intelliquis
                       International, Inc.*

 22.1 Consent of Michael Eisner (included in the opinion filed as Exhibit 5.1)*

 22.2                  Consent of Crouch, Bierwolf & Chisholm

 24                    Power of Attorney  (included  in Part II of the
                       Registration   Statement   under  the   caption
                       "Signatures" )


* To be filed by amendment

Item 28.  Undertakings

         (a) Rule 415 Offerings

         The registrant hereby undertakes that:

         (1) it will file, during any period in which it offers or sell securities, a post-effective amendment to this Registration Statement to:

                  (i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                  (ii) reflect in the Prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) include any additional or changed material information with respect to the plan of distribution.

         (2) for the purpose of determining any liability under the Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of such securities at that time will be treated as the initial bona fide offering thereof.

         (3) it will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (e) Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has authorized this registration statement to be signed on its behalf by the undersigned, in Draper, Utah, on December 28, 1999.

                                        Intelliquis International, Inc.



                                           /s/ Bernard Yaw
                                        By:------------------------------
                                           Bernard Yaw
                                           President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Bernard Yaw and David Jones and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bernard Yaw and David Jones, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.




      /s/ Bernard Yaw
      ---------------------------
      Bernard Yaw
      President, Chief Executive Officer and Director (Principal Executive Officer)
      December   28, 1999



      /s/ Mark Tippets
      --------------------------
      Mark Tippets, Director
      December 28, 1999

      /s/ Say Thean Lim
      --------------------------
      Say Thean Lim, Director
      December 28, 1999


      --------------------------
      Douglas Cole, Director
      December 28, 1999


      /s/ Dave Jones
      --------------------------
      Dave Jones, Chief Financial Officer
      (principal accounting officer)
      December 28, 1999